UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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THE ST. JOE COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 15, 2007

The 2007 Annual Meeting of Shareholders of The St. Joe Company will be held in the Riverfront Conference Room at 245 Riverside Avenue, Jacksonville, Florida 32202, on Tuesday, May 15, 2007, at 10:00 a.m., eastern time.

Shareholders will vote on the following matters:

1.	Election of our Board of Directors;

2.	Ratification of the appointment of KPMG LLP as our independent auditors for the 2007 fiscal year; and

3.	Any other matters properly brought before the meeting.

Shareholders of record as of the close of business on March 30, 2007, are entitled to vote at the meeting.

Your vote is important. We urge you to sign, date and return the enclosed proxy card to vote your shares whether or not you plan to attend the meeting. This will ensure your shares will be represented at the meeting.

Our Annual Report on Form 10-K for the year ended December 31, 2006 is also enclosed.

By Order of the Board of Directors,

Christine M. Marx
General Counsel and Corporate Secretary
Dated: April 13, 2007

The St. Joe Company
245 Riverside Avenue, Suite 500
Jacksonville, Florida 32202

PROXY STATEMENT

This proxy statement contains information about the 2007 Annual Meeting of Shareholders of The St. Joe Company.

The meeting will be held on Tuesday, May 15, 2007, beginning at 10:00 a.m., eastern time, in the Riverfront Conference Room at 245 Riverside Avenue, Jacksonville, Florida 32202.

This proxy statement is first being sent to our shareholders on or about April 13, 2007, in connection with the solicitation of proxies by the Board of Directors for the meeting.

I. General Information About the Annual Meeting

Who Can Vote at the Annual Meeting?

You are entitled to vote at the meeting if our records show that you held shares of common stock of the Company as of March 30, 2007. At the close of business on March 30, 2007, a total of 74,370,854 shares of common stock of the Company were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties except as required by law.

What is the difference between holding shares as a registered shareholder and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the “registered stockholder” of those shares. We mail the proxy statement materials and our 2006 Annual Report on Form 10-K to you directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares. In that case, the proxy materials and our 2006 Annual Report on Form 10-K were forwarded to you by your broker, bank or other nominee who is considered the registered stockholder. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the voting instructions included in their mailing.

What am I voting on and what are the Board’s voting recommendations?

Our shareholders will be voting on the following matters:

•	Proposal 1 asks you to elect 10 members of our Board of Directors to serve until the next annual meeting. The Board recommends that you vote for all nominees.

•	Proposal 2 asks you to ratify the appointment of KPMG LLP as our independent auditors for the 2007 fiscal year. The Board recommends that you vote for this proposal.

We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any other matters are properly presented at the meeting, the appointed proxies (who are named in your proxy card if you are a registered shareholder) will use their own judgment to determine how to vote your shares. If the meeting is continued or postponed, your common stock may be voted by the proxies at the new meeting as well, unless you revoke your proxy instructions.

How do I vote?

If your shares are registered in your name, you may vote using any of the methods described below. If your shares are held in the name of a broker, bank or other nominee (often called “holding shares in street name”), your nominee will provide you with voting instructions.

By Internet or Telephone.  Our internet and telephone voting procedures for registered shareholders are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions are properly recorded.

You may access the internet voting site at www.proxyvote.com. Please have your proxy card in hand when you go online. You will receive instructional screen prompts to guide you through the voting process. You also will have the ability to confirm your voting selections before your vote is recorded.

You can vote by calling toll free 1-800-690-6903 within the U.S., Canada and Puerto Rico. Please have your proxy card in hand when you call. You will receive voice prompts to guide you through the process, and an opportunity to confirm your voting selections before your vote is recorded.

Internet and telephone voting facilities for registered shareholders will be available 24 hours a day up until 11:59 p.m., eastern time, on May 14, 2007. If you vote on the internet or by telephone, you do not have to return your proxy card.

The availability of internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. We recommend that you follow the voting instructions in the materials that you receive from your nominee.

By Mail.  Simply mark, date and sign the proxy card and return it in the postage-paid envelope provided. If you want to vote in accordance with the Board’s recommendations, all you have to do is sign, date and return the proxy card. The named proxies will vote unmarked proxy cards per the Board’s recommendations.

If you are a registered shareholder and the prepaid envelope is missing, please mail your completed proxy card to The St. Joe Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

In Person at the Annual Meeting.  All shareholders may vote in person at the Annual Meeting. Voting your proxy by internet, telephone or mail does not limit your right to vote at the Annual Meeting. You also may be represented by another person at the Annual Meeting by executing a legally valid proxy designating that person to vote on your behalf. If you are a beneficial owner of shares, you must obtain a legally valid proxy from your broker, bank or other nominee and present it to the inspector of elections with your ballot to be able to vote at the Annual Meeting. A legally valid proxy is an authorization from your broker, bank or other nominee to vote the shares held in the nominee’s name that satisfies Florida and Securities and Exchange Commission (“SEC”) requirements for proxies.

Can I change or revoke my proxy vote?

Yes. If you are a registered shareholder, you can change your proxy vote or revoke your proxy at any time before the Annual Meeting by:

•	returning a signed proxy card with a later date;

•	entering a new vote over the internet or by telephone;

•	notifying the Corporate Secretary in writing; or

•	submitting a written ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the Annual Meeting if you obtain a legally valid proxy from the registered shareholder as described in the answer to the previous question.

Your personal attendance at the Annual Meeting does not revoke your proxy. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.

What if I return my proxy or voting direction card but do not provide voting instructions?

Proxies and voting directions that are signed and returned but do not contain voting instructions will be voted:

•	“For” the election of the director nominees;

•	“For” the ratification of the appointment of KPMG LLP as our independent auditors for the 2007 fiscal year; and

•	In the best judgment of the named proxies on other matters properly brought before the Annual Meeting.

How many shares or votes must be present to hold the Annual Meeting?

In order for us to conduct our Annual Meeting, a majority of the shares outstanding and entitled to vote as of March 30, 2007 must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by internet, telephone or mail. We will count abstentions and broker non-votes (as defined below) for purposes of determining a quorum.

Will my shares be voted if I do not provide my proxy or voting direction card?

If you are a registered shareholder, your shares will not be voted unless you provide a proxy or vote in person at the Annual Meeting. If you hold shares through an account with a bank, broker or other nominee and you do not provide voting instructions on a voting direction card, your shares may still be voted on certain matters.

Brokerage firms have authority under New York Stock Exchange (“NYSE”) rules to vote shares on routine matters for which their customers do not provide voting instructions at least 10 days before the meeting. The election of directors and the ratification of KPMG LLP as our independent auditors for the 2007 fiscal year are considered routine matters. If a proposal is not routine and the brokerage firm does not receive voting instructions from the beneficial owner, the brokerage firm cannot vote the shares on that proposal. Shares that a broker is not authorized to vote are known as “broker non-votes.” We do not count abstentions and broker non-votes as votes for or against any proposal. Broker non-votes, however, count for quorum purposes.

What vote is required to approve each proposal?

For Proposal 1, directors must be elected by a plurality of the votes cast at the meeting. Votes withheld for any director will not be counted.

Proposal 2, ratification of KPMG LLP as the Company’s independent auditors for the 2007 fiscal year, requires an affirmative vote of the majority of the votes cast at the Annual Meeting.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of elections for the Annual Meeting.

Who pays for the costs of this proxy solicitation?

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our employees may solicit proxies personally and by telephone. No employee will receive any additional or special compensation for doing this. We will, upon request, reimburse brokers, banks and other nominees for their reasonable expenses in sending proxy materials to their principals and obtaining their proxies.

What is “householding,” and how does it affect me?

If you and other residents at your mailing address own shares of the Company’s common stock in “street” name, your broker or bank may have given you notice that each household will receive only one annual report and one proxy statement for each company in which you hold stock through that broker or bank. This practice is known as “householding.” Unless you responded that you do not wish to participate in householding, you will be deemed to have consented to participating, and only one copy of the Company’s 2006 Annual Report on Form 10-K and proxy statement will be sent to that address. Each shareholder will, however, receive a separate proxy card.

If you wish to receive your own set of the Company’s annual report and proxy statement for this year or for future years, or if you share an address with another shareholder and would like to receive only one set of these documents, please contact the Corporate Secretary of The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202 (904-301-4200), being sure to supply the names of all shareholders at the same address, the name of the bank or brokerage firm, and the account number(s). The revocation of a consent to householding will be effective 30 days after the revocation notice is received.

Can I receive additional copies of the 2006 Annual Report on Form 10-K?

A copy of our 2006 Annual Report on Form 10-K is included with this proxy statement. If you did not receive a copy, or would like an additional copy, we will provide one without charge, upon written request, to any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made in writing addressed to The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, attn: Investor Relations, or by calling 904-301-4200.

Do you provide your proxy materials and 2006 Annual Report on Form 10-K on the Company’s website?

Yes. This proxy statement and our 2006 Annual Report on Form 10-K are available on our website at www.joe.com/web/corporate/investorrelations/filings.aspx. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including the Company. Please note that the information on our website is not incorporated by reference in this proxy statement.

If you are a street name shareholder, you can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Please refer to the information provided by the institution that holds your shares and follow their instructions on how to elect to view future proxy statements and annual reports over the Internet.

Can I find additional information on the Company’s website?

Yes. Although the information contained on our website is not part of this proxy statement, you will find information about the Company, including our Board, charters of Board committees, excerpts from our Amended and Restated Articles of Incorporation and Bylaws,  Code of Conduct and Governance Principles and Policies at www.joe.com/web/corporate. Information about insider transactions is available on our website at www.joe.com/web/corporate/investorrelations/filings.aspx.

You may also view our online 2006 Annual Report to Shareholders on our website at www.joe.com, Keyword: NEXT.

Shareholders may obtain, without charge, hard copies of any of the above documents by writing to: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, attn: Investor Relations.

II.  Proposals

Proposal No. 1
Election of Directors

The Board of Directors, comprised of ten members, is to be elected at this meeting. Each director elected shall hold office until the next annual meeting and the election of a successor. All of the nominees are current directors of the Company. Each has agreed to be named in this proxy statement and to serve if elected.

Information About the Nominees

Michael L. Ainslie
Director since 1998	Age 63	Mr. Ainslie, a private investor, was the President, Chief Executive Officer and a Director of Sotheby’s Holdings from 1984 to 1994. From 1980 to 1984, Mr. Ainslie was President and CEO of the National Trust for Historic Preservation. He is a Trustee of Vanderbilt University, serves as a Chairman of the Posse Foundation and also serves on the Board of Lehman Brothers, Inc., an international investment bank, and its subsidiary, Lehman Brothers Bank.

Hugh M. Durden
Director since 2000
Lead Director since 2003	Age 64	Mr. Durden has served as Chairman of the Alfred I. duPont Testamentary Trust since January 2005. From 1997 through 2004, Mr. Durden served as the representative of the corporate trustee of the Trust. From 1972 until 2000, he was an executive with Wachovia Corporation, serving as president of Wachovia Corporate Services from 1994 to 2000. He is a director of The Nemours Foundation, a Trustee of the EARTH University Foundation, and a director of WebsitePros, Inc., a website design and internet services company.
Thomas A. Fanning
Director since 2005	Age 50	Mr. Fanning has served as Executive Vice President and Chief Financial Officer of The Southern Company since 2003. He has held various other management positions with The Southern Company and its affiliates since 1980, including serving as Chief Executive Officer of Gulf Power Company from 2002 to 2003, and Chief Financial Officer of Georgia Power Company from 1999 to 2002.

Harry H. Frampton, III
Director since 2005	Age 63	Mr. Frampton has served as managing partner of East West Partners, a company specializing in resort real estate development since 1986. He is also a principal of Slifer Smith & Frampton Real Estate. From 1982 to 1986, he was President of Vail Associates, Inc., the creators of Vail and Beaver Creek Mountain resorts in Colorado. Mr. Frampton is currently Chairman of the Board of the Vail Valley Foundation, the past Chairman of the Urban Land Institute, and a director of the Clemson University Foundation.
Dr. Adam W. Herbert, Jr.
Director since 2004	Age 63	Dr. Herbert has served as President of Indiana University since 2003. From 2001 through 2003, Dr. Herbert was Regents Professor and Executive Director of The Florida Center for Public Policy and Leadership of the University of North Florida. From 1998 through 2001, he served as Chancellor of the State University System of Florida. Dr. Herbert served as the President of the University of North Florida from 1989 through 1998. Dr. Herbert is also a director of State Farm Florida Insurance Company.
Delores M. Kesler
Director since 2004	Age 66	Ms. Kesler has served as Chairman of ATS Services, Inc., a human resource solutions company, and Chairman and CEO of Adium, LLC, a capital investment company, since 1997. Ms. Kesler is also a founder of Accustaff, Inc., now known as MPS Group, Inc., a strategic staffing, consulting and outsourcing venture from which she retired in 1997 as the Chairman and Chief Executive Officer. Ms. Kesler is also a director of PSS World Medical, Inc., a distributor of medical products.
John S. Lord
Director since 2000	Age 60	Mr. Lord is the Chairman of The Nemours Foundation. He retired as President of Bank of America — Central Florida in 2000. He held various positions with Bank of America and its predecessor banks for over 15 years. Mr. Lord has served as a trustee of The Alfred I. duPont Testamentary Trust and a director The Nemours Foundation since 2000. He was named Chairman of the Foundation in 2007. Mr. Lord also serves as a director of ABC Fine Wine and Spirits and the Edyth Bush Charitable Foundation.

Walter L. Revell
Director since 1994	Age 72	Mr. Revell has been Chairman of the Board and CEO of Revell Investments International, Inc. since 1984. He was also Chairman of the Board and CEO of H. J. Ross Associates, Inc., consulting engineers and planners, from 1991 through 2002. He was President, CEO and a director of Post, Buckley, Schuh & Jernigan, Inc., consulting engineers and planners, from 1975 through 1983. He served as Secretary of Transportation for the State of Florida from 1972 to 1975. He is also a director of Rinker Group Limited, an international manufacturer and supplier of heavy building materials; Calpine Corporation, an electric power producer; International Finance Bank; Edd Helms Group, a diversified services company in electrical, air-conditioning and data communications, and NCL Corporation Ltd., the parent company of Norwegian Cruise Line and other brands.
Peter S. Rummell
Director since 1997	Age 61	Mr. Rummell was appointed Chairman and CEO of the Company in January 1997. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company and served as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell was President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994, and President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City.
William H. Walton, III
Director since 2004	Age 55	Mr. Walton is a Managing Member of Rockpoint Group, L.L.C., a real estate investment company he co-founded in 2003. Mr. Walton is also a Managing Principal and co-founder of Westbrook Real Estate Partners, L.L.C., a real estate investment company formed in 1994. Prior to 1994, Mr. Walton was a Managing Director of Morgan Stanley Realty, which he joined in 1979. Mr. Walton is also a director of Florida Rock Industries, Inc., a construction materials company concentrating in the southeastern and mid-Atlantic states.

The Board recommends the shareholders vote FOR election of each of the director nominees listed above to serve until the next annual meeting and the election of a successor.

Proposal No. 2
Ratification of Independent Auditors

The Audit Committee has appointed the firm of KPMG LLP to audit our consolidated financial statements for the 2007 fiscal year and has directed that such appointment be submitted to our shareholders for ratification at the annual meeting. If the shareholders do not ratify the appointment of KPMG LLP as independent auditors, the Audit Committee will reconsider the appointment.

KPMG LLP has served as our independent auditors since 1990. It is expected that a representative of KPMG LLP will be present at the meeting to answer shareholders’ questions and will be given an opportunity to make a statement. For more information regarding KPMG’s 2006 engagement, see Independent Auditor Information on page 16.

The Board recommends the shareholders vote FOR ratification of KPMG LLP as our independent auditors for the 2007 fiscal year.

Other Matters

The Board of Directors does not know of any other business to be presented at the meeting. If, however, any other matters come before the meeting, it is the intention of the proxies to vote your shares in accordance with their own judgment in such matters.

III.  Corporate Governance and Related Matters

Governance Principles and Policies

Our Board of Directors has adopted corporate governance principles and policies to provide, along with the charters of the Board committees, a framework for the governance and management of the Company in accordance with high ethical standards and in recognition of its responsibilities to various constituencies. These principles are intended to reflect the Board’s long-standing commitment to the ethical conduct of our business in compliance with the letter and the spirit of applicable laws, regulations and accounting principles. Recognizing that corporate governance is subject to on-going and energetic debate, the Board reviews these principles and other aspects of the Company’s governance at least annually. Our corporate governance principles address the role of the Board, the composition of the Board, Board leadership, the functioning of the Board, the committees of the Board, management succession, ethics and conflicts of interest. These principles specifically provide that two-thirds of the members of the Board must be outside directors who meet the independence criteria established by the NYSE and that no more than one member of the Board will be an employee of the Company unless the Board, in its discretion, determines that an additional employee-director would facilitate the Company’s succession plan.

The top priority of our Board of Directors is the ethical management of the Company for profitable, long-term growth for the benefit of our shareholders. To that end, the Board has adopted corporate governance policies to align management and shareholder interests. Some of the more noteworthy of these corporate governance policies include:

•	The Company does not make loans to directors or executive officers.

•	The Company does not backdate or reprice stock options.

•	The Governance and Nominating Committee annually evaluates the performance of the Board, its committees and each of the directors.

•	The chair of the Governance and Nominating Committee serves as the Company’s lead director and chairs board executive sessions in which members of management are not present.

•	While we encourage employees to own Company stock through their retirement plans, the plans allow employees to diversify their vested holdings.

•	Neither the directors and executive officers nor the Company may trade in the Company’s securities during any “blackout period” in which participants in the Company’s individual account plans (e.g., 401(k) plan, JOEshare Plan) are not permitted to trade their shares of Company stock held in such plans.

Code of Conduct

Our Board of Directors has adopted a Code of Conduct applicable to all directors, officers and employees. Its purpose is to promote our commitment to the Company’s standards for ethical business practices. The Code of Conduct provides that it is our policy that our business be conducted in accordance with the highest legal and ethical standards. Our reputation for integrity is one of our most valuable assets, and each employee and member of the Board is expected to contribute to the care and preservation of that asset. Our Code of Conduct addresses a number of issues, including conflicts of interest, corporate opportunities, protection of company assets, confidentiality, insider trading, accounting matters, record keeping, working with governments, antitrust, legal compliance and fair dealing. Under our corporate governance principles, no waiver of any ethics policy is permitted for directors and executive officers. Our directors review the Code of Conduct annually to ensure that it appropriately addresses the business practices of the Company.

Our corporate governance principles and policies and our Code of Conduct are available on our website at www.joe.com/web/corporate/governance. We intend to post on our website information regarding any amendment to the Code of Conduct or any waiver granted under the Code of Conduct covered by Item 5.05 of Form 8-K. Please note that the information on our website is not incorporated by reference in this proxy statement.

Copies of our corporate governance principles and policies and our Code of Conduct are also available upon request by contacting us at the following address: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, Attn: Corporate Secretary.

The Board and its Committees

The Board met six times in 2006. Each member of the Board attended at least 75% of the meetings of the Board and committees on which he or she served in 2006. Non-management directors meet in executive session without management at each regularly scheduled Board meeting. In accordance with our corporate governance principles, the Chair of the Governance and Nominating Committee, Hugh M. Durden, presides as lead director during such sessions. Board members are expected to attend our annual meetings. At our 2006 annual meeting, all members of the Board were present.

Director Independence

The Board annually determines the independence of directors based on a review by the directors and the recommendation of the Governance and Nominating Committee. The Governance and Nominating Committee considers director independence when making its recommendations regarding director nominees. No director is considered independent unless the Board has determined that he or she has no material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a material relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

To evaluate the materiality of any director relationship with the Company, the Board applies the categorical independence standards found in the NYSE listing guidelines. The NYSE guidelines state that a director will not be deemed independent in any of the following circumstances:

•	Employment. During the past three years, the director has been an employee, or an immediate family member of the director has been an executive officer, of the Company.

•	Compensation. The director has received, or an immediate family member of the director has received, during any 12 month period within the last three years, more than $100,000 in direct compensation from the Company.

•	Certain Relationships with Auditors. The director, or an immediate family member of the director, is a current partner of the Company’s independent auditor (KPMG LLP); (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit at that time.

•	Compensation Committee Interlocks. The director, or an immediate family member of the director, is employed as an executive officer of another company on whose compensation committee any of the Company’s current executives serve, until three years after the service or the employment ends.

•	Certain Relationships with Other Companies. The director is employed by, or an immediate family member of the director is an executive officer of, a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, until three years after the applicable threshold is last crossed.

•	Charitable Contributions. The NYSE listing standards emphasize that the Board should consider any donations to a charitable organization for which a director serves as an executive officer in evaluating the director’s independence generally. The Company must disclose certain significant contributions to a charitable organization (in excess of $1 million or 2% of the organization’s gross revenues) for which a director serves as an executive officer.

In addition to the NYSE standards for director independence, the Board has adopted an additional categorical standard for director independence. The Board has determined that transactions with the Company involving a director or candidate for director or an entity with whom the director or candidate is affiliated that are conducted on an arm’s-length basis in the ordinary course of business will not be deemed to affect a director’s independence. This categorical standard for independence may be found in our Governance Principles on our website at www.joe.com/web/corporate/governance/principles.html.

Members of the Audit Committee, Compensation Committee and Governance and Nominating Committees must also meet all applicable independence tests of the NYSE, the SEC and the Internal Revenue Service.

In January 2007, all directors completed questionnaires which asked directors about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest. The responses to these questionnaires did not reveal any transaction or relationship between the directors and the Company that would disqualify the independence of any non-management director.

Based on the review and recommendations of the Governance and Nominating Committee, the Board determined that all of the nominees, other than Mr. Rummell, are independent as required by the NYSE in that they have no material relationships with the Company, either directly or indirectly. The Board also determined that all the members of the Audit, Compensation and Governance and Nominating Committees also meet the applicable independence tests. There were no categories or types of transactions, relationships or arrangements other than those described above considered by the Board in reaching its independence determination. With 90% independence, our Board exceeds the required number of independent directors set forth in our corporate governance principles (two-thirds) and the rules of the NYSE (majority).

Committees of the Board

The Board has the following four standing committees: Governance and Nominating Committee, Audit Committee, Compensation Committee and Finance Committee. Each committee is further described below. The Board of Directors has adopted a written charter for each committee. These charters are available on our website at www.joe.com/web/corporate/governance/charters.html. Please note that the information on our website is not incorporated by reference in this proxy statement. Copies of our Board committee charters are also available upon request by contacting us at the following address: The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, Attn: Corporate Secretary.

Governance and Nominating Committee

The current members of the Governance and Nominating Committee are Hugh M. Durden (Chair), Michael L. Ainslie, Dr. Adam W. Herbert, Jr., John S. Lord and William H. Walton, III. Each member is independent as required by the NYSE. The Governance and Nominating Committee met three times in 2006. The primary functions of the Governance and Nominating Committee are to:

•	identify qualified individuals to become Board members;

•	determine the composition of the Board and its committees;

•	develop a process to assess Board effectiveness;

•	develop and implement the Company’s corporate governance principles; and

•	otherwise take a leadership role in shaping the corporate governance of the Company.

In fulfilling its duty to recommend nominees for election as directors, the committee seeks a diverse group of candidates (in the broadest sense, including with respect to age, gender, ethnic background and national origin) who combine a broad spectrum of backgrounds, experience, skills and expertise and who would make a significant contribution to the Board, the Company and its shareholders. The committee considers, among other things, the following criteria:

•	proven strength of character, mature judgment, objectivity, intelligence and highest personal and business ethics, integrity and values;

•	reputation, both personal and professional, consistent with the Company’s image and reputation;

•	sufficient time and commitment to devote to Company affairs;

•	significant business and professional expertise with high-level managerial experience in complex organizations, including accounting and finance, real estate, government, banking, educational or other comparable institutions;

•	proven track record of excellence in their field of expertise;

•	independence, as defined by the SEC and NYSE, including a commitment to represent the long-term interests of all of the Company’s shareholders;

•	financial knowledge and experience, including qualification as expert or financially literate as defined by the SEC and NYSE;

•	ability and willingness to serve on the Board for an extended period of time; and

•	not subject to any disqualifying factor as described in the Company’s Code of Conduct (i.e., relationships with competitors, suppliers, contractors, counselors or consultants).

The Governance and Nominating Committee would consider qualified candidates for directors suggested by our shareholders and would evaluate such candidates according to the same criteria used for other director nominees. To date, no suggestions from shareholders have been received. Shareholders can suggest qualified candidates for director by writing to The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202, attn: Corporate Secretary. Submissions that meet the criteria outlined above, on our website and in the committee charter will be forwarded to the Chair of the Governance and Nominating Committee for further review and consideration.

Audit Committee

The current members of the Audit Committee are Walter L. Revell (Chair), Delores M. Kesler, Thomas A. Fanning and Harry H. Frampton, III. Each of the committee members is independent as required by the NYSE. The Audit Committee met 12 times in 2006. The primary functions of the Audit Committee are to:

•	engage, appoint, evaluate and compensate the independent auditors, and review and approve in advance all audit, audit related and permitted non-audit services performed by the independent auditors;

•	provide independent and objective oversight of the Company’s accounting functions and internal controls and monitor the objectivity of the Company’s financial statements; and

•	review our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q, and our earnings releases before they are published.

The Board has determined that:

•	each current member of the Audit Committee is financially literate and independent as required by the rules of the SEC and the NYSE; and

•	Mr. Revell and Mr. Fanning are audit committee financial experts, as defined by the rules of the SEC.

See Audit Committee Report on page 15 for more information on the responsibilities of the Audit Committee.

Compensation Committee

The current members of the Compensation Committee are Michael L. Ainslie (Chair), Hugh M. Durden, Delores M. Kesler, and Walter L. Revell. Each member is independent as required by the NYSE. The Compensation Committee met eight times in 2006. The functions of the Compensation Committee are to review and approve compensation and benefits for the Company’s executive officers, and to supervise the administration of all employee benefit plans.

See the Compensation Discussion and Analysis (“CD&A”) on page 19, Compensation Committee Interlocks and Insider Participation on page 27 and the Compensation Committee Report on page 27 for more information regarding the Compensation Committee.

Finance Committee

The members of the Finance Committee are John S. Lord (Chair), Thomas A. Fanning, Harry H. Frampton, III, Dr. Adam W. Herbert, Jr. and William H. Walton, III. The Finance Committee met four times in 2006. The functions of the Finance Committee are to:

•	monitor the present and future capital requirements of the Company;

•	review the Company’s business plan; and

•	review and provide guidance to the Board and management about proposals concerning major investment and financial policies of the Company.

Contacting the Board of Directors

Any shareholder or other interested party who desires to contact any member of the Board of Directors (including our lead director, Hugh M. Durden, or the non-management directors as a group) may do so in one of the following three ways:

•	electronically by sending an e-mail to the following address: directors@joe.com;

•	in writing to the following address: Board of Directors, The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, FL 32202; or

•	by telephone at 800-571-4840 or 904-301-4272.

Communications relating to relevant business matters are distributed by the Corporate Secretary to the members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. For example, any complaints regarding accounting, internal accounting controls and auditing matters would be forwarded by the Corporate Secretary to the Chair of the Audit Committee for review.

Audit Committee Information

Audit Committee Report

The role of the Audit Committee is to provide independent and objective oversight of the Company’s accounting functions and internal controls and to monitor the objectivity of the Company’s financial statements.

In the performance of its oversight function, the committee has reviewed and discussed the audited financial statements with management and our independent auditors, KPMG LLP. The committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, issued by the American Institute of Certified Public Accountants. The committee has received the written disclosures and the letter from KPMG LLP required by Independent Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed the independence of KPMG LLP with the auditors.

Finally, the committee also has received confirmation from management with respect to non-audit services provided by KPMG LLP to the Company and has considered whether the provision of non-audit services by the independent auditors to the Company is consistent with maintaining the auditor’s independence.

All members of the Audit Committee are financially literate under applicable NYSE rules, and Walter L. Revell and Thomas A. Fanning are audit committee financial experts as defined by the rules of the SEC. As described in the Audit Committee Charter, the committee’s responsibility is one of oversight. Members of the committee rely on the information provided to them and on the representations made by management, internal auditors and the independent auditors.

Based on the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

Submitted by the Audit Committee:

Walter L. Revell, Chair
Thomas A. Fanning
Harry H. Frampton, III
Delores M. Kesler

Engagement of the Independent Auditor

The Audit Committee is responsible for approving every engagement of KPMG LLP to perform audit or permitted non-audit services on behalf of the Company or any of its subsidiaries before KPMG LLP is engaged to provide those services, subject to the de minimis exceptions permitted by the rules of the SEC.

Independent Auditor Information

In accordance with Audit Committee policy and legal requirements, all services to be provided by our independent auditors, including audit services, audit-related services, tax services and any other services, are required to be pre-approved by the Audit Committee prior to engagement. In most cases, pre-approval is provided by the full Audit Committee for a particular defined task or scope of work and is subject to a specific budget. For unexpected matters, the Chair of the Audit Committee has been delegated authority to pre-approve additional services, subject to certain dollar limitations, and the Audit Committee is then informed of each such service.

The following table sets forth fees billed to the Company by KPMG LLP in or for the fiscal years 2006 and 2005. The aggregate fees included in the Audit Fees category are fees billed for the fiscal years, and the aggregate fees included in each of the other categories are fees billed in the fiscal years. All fees described in the table below were approved by the Audit Committee in accordance with the Company’s pre-approval policy.

	2006	2005

Audit Fees(1)	$865,000	$881,000
Audit-Related Fees(2)	-0-	14,250
Tax Fees(3)	207,145	181,725
All Other Fees	-0-	-0-

Total Fees	$1,072,145	$1,076,975

(1)	Audit fees include all fees and out-of-pocket expenses incurred for the annual audit and quarterly reviews of the Company’s consolidated financial statements and the audit of the Company’s internal controls over financial reporting, as well as services provided in connection with SEC filings.

(2)	Audit-related fees for 2005 are for the audit of one of the Company’s subsidiaries, Southeast Insurance Company.

(3)	Tax fees consist of fees for tax compliance and tax consultation services.

KPMG LLP also serves as independent auditors for The St. Joe Community Foundation (the “Community Foundation”). The Community Foundation paid KPMG LLP audit fees in the amount of $10,000 during 2006 and $8,000 during 2005. The Community Foundation also paid KPMG LLP fees in the amount of $3,000 for tax services in 2006 and $2,750 in 2005.

KPMG LLP also serves as independent auditors for three joint ventures in which the Company is a partner. These joint ventures paid KPMG LLP audit fees in the amount of $54,750 in 2006 and $48,000 in 2005; and tax fees of $5,250 in 2006 and $5,025 in 2005.

Certain Relationships and Related Transactions

Related Person Transactions Policy and Procedures.  The Board has adopted a policy prohibiting transactions involving the Company and its employees, officers and directors (“related persons”), with certain exceptions. The policy is part of the Company’s Code of Conduct. The policy states that related persons may not have any direct or indirect material interest in any transaction, arrangement or relationship in which the Company, or a competitor of the Company, is a participant. Indirect interests include those through (1) an immediate family member; (2) any person acting on the related person’s behalf; or (3) any entity in which the related person or any of his or her immediate family members are an employee, officer, partner or principal or with which a related person or his or her immediate family members have a significant business relationship.

The Company’s policy prohibiting related person transactions does not apply to interests in transactions arising from (1) arms-length purchases or sales of goods, real property or services; (2) a related person’s position as a director of another corporation or organization that is a party to the transaction; (3) the direct or indirect ownership of less than a 5% equity interest in a public company which is a party to the transaction; and (4) Company benefit policies and programs.

Executive officers must disclose to the compliance officer any proposed related person transaction. The compliance officer will then report such proposed transaction to the Board. For related person transactions involving a director, the director must notify the Chairman of the Governance and Nominating Committee and the compliance officer, who will then bring the matter before the full Board. The Board will resolve any conflict of interest question involving an executive officer or director without compromising the Company’s interests. During its review, the Board will consider the nature of the related person’s interest in the transaction; the material terms of the transaction; whether or not the transaction would qualify for an exception to the policy; and any other matters the Board deems appropriate. Any director or executive officer involved in the transaction would be recused from all discussions and decisions about the transaction.

The Company’s legal staff is primarily responsible for the development and implementation of processes and controls to monitor and obtain information with respect to related person transactions. Although shareholders are not subject to the Company’s Code of Conduct, the Company does apply the policy against related person transactions to shareholders owning five percent or more of the Company’s outstanding common stock.

Reportable Transactions in 2006.  The Company had no transactions with related persons reportable under Item 404 of Regulation S-K during 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s common stock to file reports with the SEC and the NYSE reporting ownership of and transactions in common stock and to furnish copies of the reports to the Company. We believe all such reports were timely filed in 2006.

Shareholder Proposals for the 2008 Annual Meeting

You may submit proposals on matters appropriate for shareholder action. These proposals must be made in accordance with the rules of the SEC and our Bylaws. A proposal for the

2008 Annual Meeting of Shareholders must be received by our Corporate Secretary at The St. Joe Company, 245 Riverside Avenue, Suite 500, Jacksonville, Florida 32202 as follows:

1. Pursuant to the Company’s Bylaws, a shareholder proposal or a director nomination must be received no sooner than November 15, 2007 and no later than December 15, 2007, to be eligible to be presented from the floor for vote at the meeting (but not included in the Company’s 2008 proxy statement), or

2. Pursuant to the rules of the SEC, the proposal must be received by December 15, 2007, to be eligible for inclusion in the Company’s 2008 proxy statement.

IV.  Executive Compensation and Other Information

Executive Officers

Peter S. Rummell, 61, joined us in January 1997 as Chairman and Chief Executive Officer. From 1985 until 1996, Mr. Rummell was employed by The Walt Disney Company. His most recent position with Disney was as Chairman of Walt Disney Imagineering, the division responsible for Disney’s worldwide creative design, real estate and research and development activities. Mr. Rummell also served as President of Disney Development Company, the community development arm of Walt Disney, from 1992 to 1994 and as President of the Arvida Resort Communities Division during 1985. From 1983 until 1985, Mr. Rummell was Vice Chairman of the Rockefeller Center Management Corporation in New York City.

Wm. Britton Greene, 52, has served as Chief Operating Officer since August 2006. He joined us in January 1998 as Vice President of West Florida residential and resort operations and was appointed President of West Florida in 2000, President of St. Joe Towns & Resorts in February 2004 and President of St. Joe Commercial in March 2006. Prior to joining us, Mr. Greene was president of Markborough Florida, a real estate development firm, from 1992 to 1997. Mr. Greene also held management positions with a commercial mortgage company and an asset management services firm. Mr. Greene is a current member and past president of the Board of Trustees of The St. Joe Community Foundation.

Christopher T. Corr, 43, has served as Chief Strategy Officer since August 2006. He previously served as Senior Vice President — Strategic Planning since May 2004. He joined us in June 1998 as Vice President of Public Affairs. From 1992 to 1998, Mr. Corr was a senior manager with The Walt Disney Company. Mr. Corr served Disney Development Company and Walt Disney Imagineering in various positions, including as a developer of the town of Celebration, a 5,000-acre master planned community near Orlando. Mr. Corr has also served in a number of positions in state government, including as a member of the Florida House of Representatives from 1990 to 1992, the Florida Constitution Revision Commission from 1996 to 1998 and Governor Bush’s Growth Management Commission from 2000 to 2001. He presently serves on the Board of Directors of Enterprise Florida, Inc. and as a member of the Florida Century Commission.

Michael N. Regan, 59, has served as Chief Financial Officer since November 2006. He joined us in July 1997 as Vice President and was appointed Senior Vice President, Finance and Planning in February 1999. Prior to joining us, Mr. Regan was Vice President and Controller for Harrah’s Entertainment, Inc. Mr. Regan joined Harrah’s as a Senior Financial Analyst in Strategic Planning in 1980 and held several management positions in finance. Mr. Regan has announced that he plans to retire from the Company on September 30, 2007.

Christine M. Marx, 55, joined us as General Counsel and Corporate Secretary in March 2003. Prior to joining us, Ms. Marx was a partner in the law firm of Duane Morris LLP concentrating in securities and corporate law. From 1985 to 2000 she was a partner in the law firm of Edwards & Angell LLP.

The executive officers described above, other than Ms. Marx, are included in the Summary Compensation Table on page 28 and are sometimes referred to herein as our “named executives.” Also included as named executives are the following persons who no longer serve as executive officers of the Company: J. Everitt Drew, former President-Capital Region; Anthony M. Corriggio, former Chief Financial Officer; and Kevin M. Twomey, former President and Chief Operating Officer.

Compensation Discussion and Analysis

Compensation Objectives

As a real estate development company, our mission is to create a family of places in Northwest Florida that inspire people and make the region an even better place to live, work and play. Going forward, it is critical that we continue to attract, motivate and retain highly talented individuals who are committed to our mission and long-term value creation for our shareholders. Our compensation program is an important tool to be used in achieving this goal. Specifically, we want our compensation program to:

•	attract talented individuals to the Company who are leaders in their respective fields of expertise;

•	motivate executive officers to strive to enhance the operational performance of the Company and create shareholder value;

•	reward executive officers who have contributed in substantive ways to the success of the Company and the creation of shareholder value;

•	retain executive officers that meet the Company’s performance standards; and

•	provide executive officers with an ownership stake in the Company in order to align their interests with shareholders.

To accomplish these objectives, the Company has implemented a compensation program for its executive officers consisting of base salaries, annual performance-based cash bonuses, equity awards and comprehensive fringe benefits. Each element of total compensation is linked to a compensation objective:

•	base salaries and fringe benefits are intended to attract and retain talented individuals;

•	annual cash bonuses are designed to promote and reward outstanding short-term performance; and

•	stock incentives are intended to align the financial interests of executive officers with shareholders, to promote long-term performance, to reward executive officers for such performance and to motivate them to stay with the Company.

Compensation Committee Processes

The Compensation Committee (the “Committee”) is charged with establishing, reviewing and approving the compensation of the Company’s executive officers. The Committee’s primary processes for overseeing executive compensation include:

•	Meetings. The Committee meets at least four times each year (eight times in 2006). Committee agendas are established in consultation with the Committee chair, the Committee’s compensation consultant and management. The Committee meets in executive session following each regular meeting to discuss compensation issues.

•	Compensation Consultant. The Committee has engaged an independent compensation consulting firm, Towers Perrin, to advise the Committee on evaluating executive compensation programs and in setting executive officers’ compensation. Towers Perrin has advised the Committee since May 2005. A representative from Towers Perrin participates in most Committee meetings and is available between meetings to act as a resource for the Committee and management. The use of an independent consultant provides additional assurance that the Company’s executive compensation programs are reasonable and consistent with company objectives. The consultant also provides valuable market information regarding compensation trends and best practices, plan design and the appropriateness of individual awards.

•	Role of Management. The CEO, the COO and the Vice President of Human Resources, in consultation with the Committee’s compensation consultant, formulate recommendations on base salaries, bonus awards and equity incentives for executive officers (other than the CEO). The CEO provides the committee with a performance assessment for each of the other executive officers in order to assist the Committee in making decisions with respect to compensation recommendations. The CEO and the Vice President of Human Resources generally attend Committee meetings but are not present for the executive sessions or for any discussion of their own compensation.

Peer Groups and Benchmarks

As part of our analysis in determining executive officer compensation, we look to compensation practices at other companies that could be considered part of a “peer group” for JOE. These peer groups are important tools for reviewing compensation practices of companies competing with JOE for talent, resources, customers or investors. In the past, we have selected peer groups based on market capitalization, type of business (such as real estate development, land sales, timber or resort operations) and geographic location (such as the southeastern United States or the State of Florida). The type of peer group selected may differ depending on the position under review.

Towers Perrin typically assists us in the creation of peer groups. In addition, we purchase compensation survey data from third-party research firms. For example, we use ECS Watson Wyatt for market data compiled from many industries and broad geographic regions. We also purchase market data regarding commercial and residential development companies from CEL Associates and Lee Stephens. Management also collects compensation data published in public company proxy statements.

We last undertook a formal peer group analysis in December 2005. At that time, we directed Towers Perrin to create a peer group of companies within a market capitalization range of $1.5 to $5.0 billion (the “Market Cap Peer Group”). Towers Perrin assembled this data from its internal database of information collected through its annual surveys and proxy statement analyses. Approximately 150 companies were included in the Market Cap Peer Group.

As part of our analysis, we compared the total compensation package for each executive officer with similar positions at other companies within the Market Cap Peer Group — a practice known as “benchmarking.” The positions of our executive officers were benchmarked within the peer group by comparing position descriptions and individual scopes of financial responsibility or oversight. The purpose of the benchmarking process is to ascertain whether or not our compensation practices are in line with other similarly situated companies.

Target Compensation

We used the following guidelines for setting what we believed to be competitive compensation targets for 2006:

•	cash compensation (salary and bonus) within approximately 15% of the Market Cap Peer Group medians;

•	target bonuses within approximately 5% of the Market Cap Peer Group medians; and

•	stock awards and target total compensation within approximately 20% of the Market Cap Peer Group medians.

In determining compensation, special consideration was given for individual performance, experience and competency, as well as the nature of the position and its importance in our business.

Base Salaries

We generally target base salaries to be at or above the median of base salaries at comparable companies. The base salaries established for each executive officer for 2006 were within 10% of the 50th percentile for corresponding position benchmarks within the Market Cap Peer Group described above. In setting base salaries, we consider how the base salary will affect total compensation, including bonus and equity grants and retirement plan contributions. For executive officers, we believe that a base salary of approximately 33% to 50% of the executive’s target total compensation reflects an appropriate mix of fixed compensation and performance-based compensation. We believe having a significant, or even a majority, of an executive’s total compensation linked to the performance of the Company serves to more effectively align executives’ and shareholders’ interests. For 2006, the proportion of base salary to target total compensation for our named executives ranged from 33% (for Mr. Greene) to 50% (for Mr. Rummell). In determining target total compensation for base salary analysis, the Committee did not value equity awards according to financial statement expense recognition as required in the Summary Compensation Table below.

The employment agreements for our named executives require that their base salaries cannot be decreased. However, base salaries are eligible for annual increases. Typically, an increase is initially proposed in the amount of the budgeted percentage increase projected for all employees. Individual performance and benchmarking statistics are then considered in order to determine if the actual increase for the named executive will be greater or less than the initial projection.

Base salaries may be increased more frequently than annually if an executive officer’s responsibilities change significantly during the year. For example, Mr. Greene and Mr. Corr both received base salary increases (an increase from $450,000 to $500,000 for Mr. Greene;

and from $309,000 to $335,000 for Mr. Corr) at the time of their promotions during 2006. These base salary increases were intended to recognize their larger roles and responsibilities due to their promotions and the reorganization of the Company’s operating units.

Annual Performance-Based Bonuses

In order to promote the short-term performance of the Company, a significant proportion of each executive officer’s annual compensation is linked to the Company’s achievement of specific performance measures. Making such compensation “at risk” provides significant motivation for increasing individual and Company performance. The Committee has adopted an Annual Incentive Plan that is designed to reward short term performance by linking cash bonus awards with the achievement of annual Company performance goals.

Mechanics of the Plan.  At the beginning of 2006, the Committee assigned each executive officer a designated target award calculated as a percentage of the executive officer’s base salary. The bonus target awards were determined in accordance with peer group position benchmarks, as described above. The target awards set for named executives are based on percentages of base salaries. For 2006, these percentages were as follows: Rummell, 100%; Greene, 75%, Corr, 60%, Regan, 50%; Drew, 60%; and Corriggio, 65%.

At the conclusion of the annual performance period, the target award is used to calculate a projected award based on the achievement of Company performance goals. The plan is designed such that for each percentage variation from the applicable performance objective, the amount of the projected award is increased or decreased, as applicable, at twice the rate. For example, achieved goals that are 50% or less of target will result in a 0% projected award, and goals that are exceeded by 50% or more will result in a 200% projected award.

2006 Performance Goals.  In 2006, the performance goals for all executive officers, other than Mr. Drew, were tied 100% to the Company performance goal. Mr. Drew’s performance goals were comprised of 75% for a land sales division goal and 25% for the Company’s overall performance goal. Consistent with prior years, we decided to use an earnings per share target as the Company performance objective for 2006. We believed that an earnings per share target would motivate our executive officers to focus on both generating revenues and increasing operating efficiencies. A bottom-line results approach would also have the potential to create value for shareholders through an increase in the Company’s stock price. For Mr. Drew, the Committee decided that including a goal based on earnings before taxes for the Company’s land sales division would more effectively focus his efforts on enhancing the performance of the division for which he had direct operational responsibility.

2006 Results.  In December 2005, the Committee set the Company’s 2006 earnings per share goal at $2.10. The Company’s actual earnings per share for 2006 was $0.69. Since the Company’s earnings per share for 2006 was significantly below the established objective for the year, it did not meet the minimum threshold for bonus payments under the plan. Consequently, Mr. Rummell, Mr. Greene and Mr. Corr did not receive a cash bonus for 2006. The Committee, in its discretion, however, did award significantly reduced cash bonuses to certain other officers and employees for retention purposes. The Committee also awarded a $75,000 cash bonus to Mr. Regan in connection with his amended employment agreement (described below).

Section 162(m) Considerations for the Annual Incentive Plan.  The Company seeks to maximize the tax deductibility of compensation by making such compensation “performance-based” under Section 162(m) of the Internal Revenue Code. Therefore, the application of the components of the annual incentive plan will vary for executive officers whose target compensation is projected to be in excess of $1 million for the year (Mr. Rummell and Mr. Greene). For those officers, the objective performance measure established by the Committee will determine the projected award. Individual performance objectives will be considered solely for purposes of reducing the projected award, if necessary.

Long-Term Incentive Program

Our long-term incentive program is designed to align executive and shareholder interests and encourage long-term executive performance and retention. Long-term incentives are currently delivered exclusively in the form of restricted stock and stock option awards. The Company maintains several substantially identical stock incentive plans that are administered by the Committee. Each of these plans has been approved by our shareholders. The stock incentive plans provide for awards of restricted shares, options (incentive or non-qualified) and stock appreciation rights (although no stock appreciation rights have been awarded to date).

Types of Awards.  For the past several years, we have used grants of restricted stock with time-based vesting as our primary method of delivering long-term incentive awards to our named executives. Restricted stock is an effective retention tool because it delivers value when the restrictions lapse even if the share price has decreased from the date of grant. Restricted stock grants also deliver value more efficiently than stock options, which benefits existing shareholders. In other words, granting restricted shares requires the issuance of fewer shares than granting options in order to deliver the same level of value to participants. Further, since the Company’s business is in a volatile and cyclical industry, we believe time-vested restricted stock is an important vehicle for securing leadership continuity. Because there are no performance-based requirements for vesting, this type of award helps moderate the potential retention risks associated with “down” economic cycles, when our executives may be most vulnerable to competitive offers.

In 2006, we reviewed our long-term incentive program and decided to reintroduce the grant of stock options as a key element of long term incentive compensation. Because stock options only have value to the extent the price of our stock appreciates after the date of grant, we believe that options have a much greater performance incentive inherent in their design. This incentive for stock price appreciation is a desirable feature, and we believe stock options should be a meaningful component of long-term compensation for executive officers. On the other hand, we continue to believe that restricted shares with time-based vesting should be a key component of our long-term incentive program for the reasons discussed above.

The mix of equity awards granted to executive officers in February 2007 was 50% stock options and 50% restricted stock. This long-term incentive mix encourages continued accountability of executives for stock price appreciation, aligns the financial interests of executive officers with shareholders, and provides stability of incentive payouts as an acknowledgement of the significant cyclicality of our business. The Company is currently considering the adoption of a long-term incentive plan with equity awards tied to the achievement of Company performance objectives.

Equity Grant Practices.  For the past several years, the Committee has awarded annual equity grants in September based on a percentage of each participant’s base salary. For the years 2003 through 2005, the Committee also chose to pay a portion (up to 35%) of bonuses awarded under the Company’s annual incentive plan in the form of equity. Going forward, the Company will not pay a portion of the annual incentive plan bonuses in the form of equity. This change is in recognition of the fact that requiring participants to receive a portion of their annual cash bonus awards in equity is contrary to the purpose of annual cash bonus awards, which is to provide an immediate, current reward for past performance.

In 2006, the Committee granted stock options and restricted stock at its regularly scheduled quarterly meetings in February and September and at a special meeting in July. In 2007, however, the Committee plans to grant stock options and restricted stock only once, which grants were made at the Committee’s meeting in February. The Committee intends to continue this timing going forward. Quarterly meetings of the Board and the Committee for any year are generally scheduled in September of the prior year. Scheduling decisions are made without regard to anticipated earnings announcements or the release of other material, non-public information.

For two of the equity grants in 2006, the date the Committee took action was the same date as the grant date for the awards. At its February meeting, however, the Committee decided to approve awards of restricted stock to named executives, but the actual date of grant was established as March 3, 2006 in order to coincide with the payment of cash bonuses for 2005. Going forward, we intend for the date that the Committee takes action with respect to an award to be the grant date, except in new hire situations where the grant date could be a future employment commencement date.

Policies Regarding Equity Ownership.  Although we do not currently require our named executives to own any specified amount of Company stock, the Committee is considering the adoption of an equity ownership requirement. Mr. Rummell is currently subject to a stock retention requirement in his employment agreement, as described under Rummell Employment Agreement on page 26.

We do not backdate stock options or reprice stock options to account for decreases in our share price after the date of grant. We prohibit short sales on our stock, and the purchase or sale of options, puts, calls or other derivative securities that are directly linked to our stock, by named executives.

Determination of Awards.  The Committee, based on the recommendations of management, including Mr. Rummell and Mr. Greene, approves the executive officers and other employees who receive awards, the size of any award, and any vesting and other conditions. Both restricted stock and stock option awards are denominated in dollars, which amounts are converted to shares or options based on grant date valuations. Actual restricted shares granted are determined by dividing the approved award by the closing share price on the date of grant. The number of options granted is determined by dividing the approved grant value by the value of the options on the date of grant using the Black-Scholes valuation methodology.

2006 Equity Grants.  The Committee granted equity awards three times in 2006. First, the Committee granted awards of restricted stock to the named executives in March as a portion of each executive’s annual incentive bonus for 2005. In July 2006, the Committee granted special retention awards of restricted stock to four key executives as part of a succession planning initiative related to the Company’s top leadership. These awards were subject to time-based vesting and were calculated on the basis of a $1.5 million grant for Mr. Greene and $1.0 million grants for each of Messrs. Corr, Corriggio and Drew. The Committee wanted to provide these executive officers with a retention incentive as part of the Board of Directors’ succession planning process after the retirement of Mr. Twomey in May 2006. Because the key purpose of the grants was to motivate the executive officers to stay with the Company as part of its succession plan, the restricted shares were granted subject to time-based vesting.

In September 2006, in order to introduce a long-term performance element into the total compensation of the executive officers, the Committee decided to grant only stock options to the named executives who had received restricted share grants in July. These option grants were intended to provide incentives to the executive officers to enhance the performance of the Company. The September awards were calculated based on a percentage of the named executives’ base salaries determined in accordance with benchmarked long term incentive targets for like positions at certain companies within a market capitalization range of $1.5 to $3.5 billion. The award percentages ranged from 50% to 100% of base salary for the named executives.

Mr. Regan did not receive an equity grant in either July or September. He had announced his plans to retire from the Company in mid-2006, and we believed that additional equity grants would not serve to motivate Mr. Regan’s performance in the short term.

Mr. Rummell did not receive any equity grants in 2006. When he entered into his employment agreement with the Company in 2003, he was awarded 303,951 shares of restricted stock (101,317 shares of which have vested, and the remaining 202,634 shares are scheduled to vest in two equal installments on August 19, 2007 and 2008). Mr. Rummell is not currently expected to receive additional stock option or restricted stock awards during the term of his employment agreement, which expires on August 18, 2008.

     Retirement Plans

The Company provides retirement benefits to the executive officers through a cash balance defined benefit pension plan (the “Pension Plan”), a 401(k) retirement plan, a non-qualified supplemental executive retirement plan (“SERP”) and a non-qualified deferred capital accumulation plan (“DCAP”). The terms of these plans and the benefits accrued to the executive officers under the plans are described below beginning on page 34. We believe that these retirement benefits are important tools for retaining and rewarding executive officers’ service to the Company by providing meaningful retirement savings through tax-favorable plans. Although we have no target percentage for retirement plans to contribute to total compensation, we do consider retirement benefits when setting an executive officer’s total compensation.

     Other Compensation

We provide our named executives with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table below, that we believe are reasonable, competitive and consistent with our overall executive compensation program. The costs of these benefits constitute only a small percentage of each named executive’s total compensation, and include, among other things, financial planning expenses, relocation costs, premiums paid on life insurance policies and the cost of an annual physical. In July 2006, the Company replaced automobile allowances for named executives with corresponding increases in each of their base salaries in order to provide a more flexible benefit to the executives.

Consistent with prior years, during 2006 the Company provided Mr. Rummell and Mr. Twomey with the use of a corporate airplane for personal purposes for up to 60 hours of flight time. These hours of flight time are obtained by the Company through its participation in a fractional ownership program. Mr. Twomey was no longer entitled to use a corporate airplane for personal use after May 16, 2006, when he ceased to serve as an officer of the Company.

Employment Agreements

New Employment Agreements.  During 2006, the Committee, together with management and Towers Perrin, undertook a review of the Company’s employment and severance agreements for its executive officers. The terms of the existing agreements, which had been entered into over time, varied among executives. We believed that standardizing the form of agreement among executives would promote compensation fairness among executives and would help to ensure that the interests of the executives were appropriately aligned. As a result of this effort, the Committee approved a new form of employment agreement in July 2006 that was entered into by each named executive and certain other senior officers, excluding Mr. Rummell and Mr. Twomey whose existing employment agreements were unaffected.

The new employment agreements provide for a one-year term that automatically renews for additional one-year periods. During the employment period, the executive will be entitled to receive at least the base salary in effect for the executive on the date of the employment agreement, together with guaranteed participation in the Company’s annual bonus plan and other incentive, retirement and savings plans. The agreements also provide for an annual physical and up to $10,000 per year for financial planning expenses. The potential payments under the new employment agreements in connection with termination or a change in control are described under Employment Agreements of Messrs. Greene, Corr and Regan on page 40.

Regan Employment Agreement.  On January 5, 2007, the Company entered into an amendment to Mr. Regan’s employment agreement. The amendment provides for Mr. Regan’s continued employment until his retirement on September 30, 2007. Mr. Regan will serve as Chief Financial Officer until such time prior to his retirement date that a successor Chief Financial Officer is named. The amendment was needed in order to provide for additional compensation to Mr. Regan in consideration of the deferral of his retirement date at the Company’s request, and the additional responsibilities he assumed when he was appointed Chief Financial Officer in November 2006. The amendment provides for:

•	no increase in Mr. Regan’s annual base salary for 2007;

•	no equity grants during 2007;

•	a bonus for 2006, if awarded by the Committee in its sole discretion;

•	a bonus for 2007 of $71,250; and

•	a stay bonus in the amount of $800,000, payable within 30 days of Mr. Regan’s retirement date.

Rummell Employment Agreement.  In August 2003, we entered into an employment agreement with Mr. Rummell that expires on August 18, 2008. The agreement provides for a base salary of at least $766,782, subject to increase in accordance with our merit planning process. The agreement also provides that Mr. Rummell is eligible for performance-based bonuses under our annual incentive plan, with a target award equal to 100% of his base salary.

Mr. Rummell is not expected to receive stock option or additional restricted stock awards during the term of the agreement. Instead, in 2003 Mr. Rummell was awarded 303,951 shares of restricted stock vesting through 2008. Mr. Rummell agreed not to sell or transfer any of the restricted stock granted pursuant to his employment agreement, except for the number of shares necessary to pay taxes arising upon the lapse of restrictions on the restricted stock, until the earlier of the termination of his employment by the Company, an unfriendly change of control, one year after a friendly change of control or August 18, 2008. The potential payments under Mr. Rummell’s employment agreement in connection with termination or a change in control are described under Potential Payments Upon Termination or Change in Control on page 37.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of independent members of the Board of Directors. No member of the Committee is or was during 2006 an executive officer of another company on whose board or its comparable committee one of the Company’s executive officers serves.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on its review and discussions with management, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2007 proxy statement. This report is provided by the following independent directors, who comprise the committee:

Michael L. Ainslie, Chair
Hugh M. Durden
Delores M. Kesler
Walter L. Revell

Summary Compensation Table

The table below summarizes the total compensation paid or awarded to each of the named executives for the year ended December 31, 2006. For a description of the Company’s employment agreements with its named executives, see the CD&A above at page 26.

							Change
							in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary[1]	Bonus[1]	Awards[2]	Awards[2]	Compensation[3]	Earnings[4]	Compensation[5]	Total
Peter S. Rummell Chairman, President and Chief Executive Officer	2006	$833,191	-0-	$2,204,896	$488,281	-0-	$88,531	$580,570	$4,195,469
Wm. Britton Greene[6] Chief Operating Officer	2006	$460,215	-0-	$624,873	$246,180	-0-	$35,290	$127,243	$1,493,801
Christopher T. Corr[7] Chief Strategy Officer	2006	$304,538	-0-	$362,059	$63,861	-0-	$45,076	$69,730	$845,264
Michael N. Regan[8] Chief Financial Officer	2006	$286,669	$75,000	$305,250	$80,858	-0-	$78,013	$89,115	$914,905
J. Everitt Drew[9] Former President — Capital Region	2006	$318,038	-0-	$427,080	$100,017	-0-	$40,432	$87,107	$972,674
Anthony M. Corriggio[10] Former Chief Financial Officer	2006	$297,000	-0-	$(328,339)[10]	$-0-[10]	-0-	$1,540	$1,024,802	$995,003[10]
Kevin M. Twomey[11] Former President and Chief Operating Officer	2006	$625,000	-0-	$3,058,542	$601,219	-0-	$69,822	$1,107,004	$5,461,587

[1]	The amount of salary and bonus as a percentage of total compensation (as calculated and reported above pursuant to SEC rules) for each named executive is as follows: Mr. Rummell, 19.9%; Mr. Greene, 30.8%; Mr. Corr, 36.0%; Mr. Regan, 39.6% and Mr. Drew, 32.7%. Percentages for Mr. Corriggio and Mr. Twomey are not meaningful as the 2006 compensation for each was determined by fixed severance arrangements. See notes 10 and 11 and the All Other Compensation Table below. A description of how base salaries are determined is set forth in the CD&A on page 21. Mr. Regan was awarded a bonus for 2006 in connection with his amended employment agreement described in the CD&A on page 26.

[2]	The amounts shown reflect the dollar amounts recognized for financial statement reporting purposes for 2006 for restricted stock and stock options granted in 2006 and prior years, in accordance with SFAS 123R. The assumptions used in the calculation of these amounts are described in note 2 of the Company’s financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 28, 2007. See the Grants of Plan-Based Awards Table below for information on awards made in 2006. These amounts reflect the Company’s accounting expense for these awards, and may not correspond to the actual value that will be recognized by the named executives.

[3]	The Company did not achieve its performance targets established for the 2006 awards under the annual incentive plan. Therefore, no payouts under the plan were made. A description of the Company’s annual incentive plan and its 2006 results is set forth in the CD&A on page 22.

[4]	This column represents the sum of (1) the change in present values of the Pension Plan for each named executive, and (2) the above-market interest earned on each named executive’s account in the DCAP. Above-market interest is the amount that exceeds 120% of the applicable federal long-term rate (4.57%). The DCAP above-market interest amounts are: Rummell, $3,730; Greene, $-0-; Corr, $6,721; Regan, $5,228; Drew, $1,376; Corriggio, $1,540; and Twomey, $4,371.

The changes in Pension Plan present values for the named executives are: Rummell, $84,801; Greene, $35,290; Corr, $38,355; Regan, $72,785; Drew, $39,056; Corriggio, $-0-; and Twomey, $65,451. The assumptions used to calculate the change in present values include a discount rate of 5.76% at December 31, 2006 and 5.56% at December 31, 2005; future interest crediting rate of 4.75% at December 31, 2006 and 4.50% at December 31, 2005; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes.

[5]	See the All Other Compensation Table below for additional information.

[6]	Mr. Greene was promoted to Chief Operating Officer on August 3, 2006. Prior to that time, he served as President of the Company’s residential and commercial divisions.

[7]	Mr. Corr was promoted to Chief Strategy Officer on August 3, 2006. Prior to that time, he served as Senior Vice President — Strategic Planning.

[8]	Mr. Regan was promoted to Chief Financial Officer on November 6, 2006. Prior to that time, he served as Senior Vice President — Finance and Planning.

[9]	Mr. Drew’s employment with the Company terminated on January 12, 2007.

[10]	Mr. Corriggio’s employment with the Company terminated on November 6, 2006. As a result, Mr. Corriggio forfeited the following: 34,101 shares of restricted stock; 40,000 stock options with an exercise price of $72.09; and 16,884 stock options with an exercise price of $54.24. The negative amount shown under “Stock Awards” represents a 2006 credit for expense recognized in 2005 for restricted stock awards. The amount under “Option Awards” is -0- as no expense was recognized in 2005 for the options granted to Mr. Corriggio in that year. The amount shown under “Total” has been reduced by the negative amount shown under “Stock Awards.”

[11]	Mr. Twomey ceased to serve as President and Chief Operating Officer on May 16, 2006 and retired from the Company on December 28, 2006.

All Other Compensation Table.  The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

			Company
	Restricted	Company	Contributions	Personal		Financial	Term Life	Severance/
	Stock	Contributions to	to 401(k)	Airplane	Auto	Planning	Insurance	Retirement	Other
Name	Dividends[1]	SERP	and DCAP[2]	Use[3]	Allowance[4]	Expenses[5]	Premiums[6]	Payments[7]	Benefits[8]	Total
Mr. Rummell	$162,107	$303,777	$27,430	$85,274	$-0-	$-0-	$1,982	$-0-	$-0-	$580,570
Mr. Greene	29,201	78,030	6,600	-0-	4,200	4,500	1,049	-0-	3,663	127,243
Mr. Corr	17,915	24,454	10,268	-0-	4,875	10,000	693	-0-	1,525	69,730
Mr. Regan	11,366	56,030	10,075	-0-	7,150	1,400	668	-0-	2,426	89,115
Mr. Drew	17,791	46,225	10,846	-0-	6,500	-0-	745	-0-	5,000	87,107
Mr. Corriggio	9,363	30,508	10,830	-0-	-0-	-0-	725	953,778	19,598	1,024,802
Mr. Twomey	129,686	318,771	31,237	38,925	14,400	10,000	1,485	562,500	-0-	1,107,004

[1]	Dividends are paid with respect to each share of restricted stock held by the named executives in the same amounts as paid with respect to each share of the Company’s common stock. Dividends payable with respect to restricted stock are not factored into the grant date fair value of restricted stock awards required to be reported in the Grants of Plan-Based Awards Table below.

[2]	The Company contributed $6,600 to each named executive’s account in the Company’s 401(k) Plan. The amount of contributions to the DCAP for each named executive is listed in the table under

Nonqualified Deferred Compensation in 2006 on page 36, under the heading Registrant Contributions in Last Fiscal Year.

[3]	Mr. Rummell and Mr. Twomey each reimbursed a portion of the costs associated with his personal airplane use in accordance with the methodology set forth in Treasury Regulations for federal income tax purposes. The amounts shown represent the difference between the Company’s actual cost for the airplane use and the amounts reimbursed by the named executive. Mr. Twomey was no longer entitled to use a corporate airplane for personal use after May 16, 2006, when he ceased to serve as an officer of the Company.

[4]	The Company ceased providing monthly automobile allowances to the named executives (with the exception of Mr. Twomey) in July 2006, and increased each named executive’s base salary in a corresponding amount. Mr. Twomey’s employment agreement requires the continued payment of his monthly automobile allowance through August 2008.

[5]	The employment agreement for each named executive provides for up to $10,000 annually for financial planning expenses. We believe that this benefit helps each named executive to optimize the value received from all of the compensation elements offered by the Company.

[6]	This column reports taxable payments made to the named executives to cover term life insurance premiums for policies providing coverage equal to their base salaries.

[7]	Descriptions of the payments to Mr. Corriggio and Mr. Twomey are found on page 44 under Payments to Messrs. Drew, Corriggio and Twomey.

[8]	The amount shown for each named executive, other than Mr. Corriggio, reflects the expense of an annual physical examination pursuant to each named executive’s employment agreement. The amount shown for Mr. Corriggio represents expenses reimbursed pursuant to the terms of his employment offer in connection with his relocation to Jacksonville. The named executives may have received additional incidental perquisites not subject to SEC reporting.

Grants of Plan-Based Awards in 2006

The following table provides information about equity and non-equity awards granted to the named executives in 2006. The Company’s equity awards during 2006 consisted of restricted stock and stock options subject to time-based vesting. The Company did not grant any equity awards with varying, incentive-based payout amounts, and the columns related to such awards have been omitted from the table below.

						Stock
						Awards:	Option Awards:
		Compensation	Estimated Possible Payouts Under			Number of	Number of	Exercise or
		Committee	Non-Equity Incentive Plan Awards[1]			Shares of	Securities	Base Price of	Grant Date Fair
		Action Date				Stock or	Underlying	Option	Value of Stock
		(if different	Threshold	Target	Maximum	Units[2]	Options[3]	Awards[4]	and Option
Name	Grant Date	than Grant Date)	($)	($)	($)	(# shares)	(# shares)	($/share)	Awards[5]
Mr. Rummell	2/13/2006		-0-	$837,884	$1,675,768
Mr. Greene	2/13/2006		-0-	$375,000	$750,000
	3/3/2006	2/13/2006				2,203			$129,999
	7/27/2006					30,648			1,400,001
	9/18/2006						35,471	$54.24	624,999
Mr. Corr	2/13/2006		-0-	$201,000	$402,000
	3/3/2006	2/13/2006				1,017			$60,013
	7/27/2006					21,891			999,981
	9/18/2006						19,012	$54.24	334,991
Mr. Regan	2/13/2006		-0-	$149,100	$298,200
	3/3/2006	2/13/2006				5,000			$295,050
Mr. Drew	2/13/2006		-0-	$199,200	$398,400
	3/3/2006	2/13/2006				1,440			$84,974
	7/27/2006					21,891			999,981
	9/18/2006						14,132	$54.24	249,006
Mr. Corriggio	2/13/2006		-0-	$221,000	$442,000
	3/3/2006	2/13/2006				1,610			$95,006
	7/27/2006					21,891			999,981
	9/18/2006						16,884	$54.24	297,496
Mr. Twomey[6]	—	—	—	—	—	—	—	—	—

[1]	These columns show the potential value of the 2006 payouts for each named executive under the Company’s annual incentive plan if the target or maximum goals had been achieved in 2006. The performance goals and salary multiples for determining the payouts are described in the CD&A on page 22. These amounts represent cash payouts that were possible under the Company’s annual incentive plan. The potential payouts were performance-based and completely at risk. Due to Company performance, no cash awards were actually paid for 2006 under our annual incentive plan, as reflected in the Summary Compensation Table on page 28.

[2]	This column shows the number of shares of restricted stock granted in 2006 to the named executives. For the March 3, 2006 grants, 50% of the restricted shares will vest two years from the grant date, with the remaining 50% vesting three years from the grant date. For the July 27, 2006 grants to Messrs. Greene, Corr and Drew, 50% of the restricted shares will vest three years from the grant date, with the remaining 50% vesting four years from the grant date. For the July 27, 2006 grant to Mr. Corriggio, 25% of the restricted shares were scheduled to vest annually beginning one year from the grant date.

The March 3, 2006 shares of restricted stock were granted as part of each named executive’s annual bonus for 2005 performance. These shares were previously reported in our 2006 Proxy Statement.

During the restricted period, each share of restricted stock entitles the named executive to receive quarterly dividends if the Company declares dividends with respect to its common stock.

[3]	This column shows the number of stock options granted in 2006 to named executives. One-third of the stock options will vest annually beginning one year from the grant date.

[4]	This column shows the exercise price for the stock options granted in 2006, which was the closing price of the Company’s common stock on the grant date.

[5]	This column shows the full grant date fair value of the restricted stock and stock options under SFAS 123R granted to the named executives in 2006. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule. For restricted stock, the fair value is calculated using the closing price of Company common stock on the grant date. For stock options, the fair value is calculated using the Black-Scholes value on the grant date. The fair values shown for restricted stock awards and stock option awards are accounted for in accordance with SFAS 123R. For additional information regarding the valuation assumptions, refer to note 2 of the Company’s financial statements in our Form 10-K for the year ended December 31, 2006, as filed with the SEC on February 28, 2007. These amounts reflect the Company’s accounting expense, and do not necessarily correspond to the actual value that will be recognized by the named executives from the awards.

[6]	Mr. Twomey did not receive any plan-based awards in 2006.

Outstanding Equity Awards at December 31, 2006

The following table provides information on the holdings of restricted stock and stock options by the named executives at December 31, 2006. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes to the table. No named executive had any unearned equity awards outstanding as of December 31, 2006, and the columns related to such awards have been omitted from the table below.

	Option Awards					Stock Awards
	Number	Number of
	of Securities	Securities				Number of		Market Value of
	Underlying	Underlying		Option		Shares or Units		Shares or Units
	Unexercised	Unexercised		Exercise	Option	of Stock That		of Stock That
	Options	Options		Price	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested		Vested[1]
Mr. Rummell	250,000	-0-		$29.00	8/19/2012	202,634	[2]	$10,855,103
Mr. Greene	10,256	-0-		$25.00	5/14/2011	57,951	[6]	$3,104,435
	8,000	-0-		29.00	8/19/2012
	10,000	5,000	[3]	32.65	8/19/2012
	12,500	12,500	[4]	40.80	2/09/2014
		35,471	[5]	54.24	9/18/2016
Mr. Corr	9,000	3,000	[3]	$32.65	8/18/2013	36,188	[7]	$1,938,591
	-0-	19,012	[5]	54.24	9/18/2016
Mr. Regan	-0-	5,000	[3]	$32.65	8/18/2013	13,605	[8]	$728,820
Mr. Drew[9]	-0- -0-	5,000 14,132		$32.65 54.24	4/12/2007 4/12/2007	38,744		$2,075,516
Mr. Corriggio[10]	-0-	-0-		—	—	-0-		—
Mr. Twomey[10]	-0-	-0-		—	—	-0-		—

[1]	The market value of the restricted stock is based on a per-share price of $53.57, the closing price of Company common stock on December 29, 2006.

[2]	These shares of restricted stock vest in equal installments on August 19, 2007 and August 19, 2008.

[3]	These stock options vest on August 18, 2007.

[4]	6,250 of these stock options vested on February 9, 2007, and the remaining 6,250 stock options vest on February 9, 2008.

[5]	These stock options vest in three equal annual installments beginning on September 18, 2007.

[6]	These shares of restricted stock vest as follows:

Shares	Vesting Date	Shares	Vesting Date
800	2/25/2007	4,000	9/20/2008
500	3/4/2007	4,000	12/8/2008
4,000	9/20/2007	1,102	3/3/2009
4,000	12/8/2007	15,324	7/27/2009
800	2/25/2008	3,500	9/19/2009
1,101	3/3/2008	15,324	7/27/2010
3,500	9/19/2008

[7]	These shares of restricted stock vest as follows:

Shares	Vesting Date	Shares	Vesting Date
475	2/25/2007	1,925	9/19/2008
313	3/4/2007	2,250	9/20/2008
2,250	9/20/2007	509	3/3/2009
3,667	12/9/2007	10,945	7/27/2009
475	2/25/2008	1,925	9/19/2009
508	3/3/2008	10,946	7/27/2010

[8]	These shares of restricted stock vest as follows:

Shares	Vesting Date	Shares	Vesting Date
340	2/25/2007	340	2/25/2008
425	3/4/2007	2,500	3/3/2008
1,750	9/20/2007	1,750	9/20/2008
4,000	12/9/2007	2,500	3/3/2009

Mr. Regan’s amended employment agreement provides that he will retire from the Company on September 30, 2007. The 11,090 shares vesting after September 30, 2007 will be forfeited to the Company upon Mr. Regan’s retirement.

[9]	All of Mr. Drew’s unvested stock options and restricted stock were forfeited to the Company upon his termination in January 2007.

[10]	Mr. Corriggio and Mr. Twomey were not employed by the Company on December 31, 2006, and, therefore, had no stock options or restricted stock outstanding at that time.

Option Exercises and Stock Vested in 2006

The following table sets forth certain information regarding exercises of stock options and the vesting of restricted stock held by our named executives during the year ended December 31, 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)[1]	(#)	($)[2]
Mr. Rummell	-0-	—	101,317	$4,864,229
Mr. Greene	-0-	—	5,000	$281,180
Mr. Corr	-0-	—	4,245	$237,185
Mr. Regan	34,289	$853,459	6,332	$351,879
Mr. Drew	20,000	$472,402	1,112	$67,189
Mr. Corriggio	-0-	—	-0-	—
Mr. Twomey	120,000	$3,119,361	243,161	$12,499,284

[1]	The value realized was calculated based upon the closing price of our common stock on the date of exercise less the exercise price for such shares. The amounts shown are before the payment of any applicable withholding tax.

[2]	The value realized was calculated by multiplying the number of shares of restricted stock vested by the closing price of our common stock on the vesting date. The amounts shown are before the payment of any applicable withholding tax.

Pension Benefits in 2006

We sponsor a pension plan that is intended to provide retirement benefits for our employees, including our named executives. The pension plan is a fully-funded, cash balance defined-benefit plan covering all of our employees who have attained age 21 and completed one year of service during which they have completed at least 1,000 hours of service. Each year, all active participants’ accounts are credited with a percentage (8%-12%) of the participant’s compensation, based on the participant’s age at the beginning of the year. In addition, all participants’ accounts are credited with interest based upon the 30-year US treasury bond rate (4.65% for 2006). The accounts of participants with five years of service as of February 1, 1999, will be credited with annual transition contributions until January 31, 2009 ranging from 16%-26% of the participant’s compensation.

A participant vests in his or her pension plan account upon the completion of 5 years of service or upon reaching the plan’s normal retirement age (either age 65 or the age of the participant upon his or her fifth anniversary of employment, whichever is later). At December 31, 2006, all of the named executives were 100% vested in their pension plan accounts (except for Mr. Corriggio, who had no vested balance at the time of his termination of employment).

Vested pension benefits are payable at or after termination of employment and are not reduced by social security or other benefits received by the participant. Pension benefits fully vest upon a participant’s death. Pension benefits may be paid in a lump sum or in installments.

The table below sets forth information on the pension benefits for the named executives under the Company’s pension plan. For information regarding the Company’s SERP, see the information provided below under the heading Nonqualified Deferred Compensation in 2006.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)[1]	($)
Mr. Rummell	Pension Plan	10.0	$1,119,628	-0-
Mr. Greene	Pension Plan	9.0	259,467	-0-
Mr. Corr	Pension Plan	8.6	345,453	-0-
Mr. Regan	Pension Plan	9.5	891,692	-0-
Mr. Drew	Pension Plan	7.2	323,838	-0-
Mr. Corriggio	Pension Plan	1.8	-0-	-0-
Mr. Twomey	Pension Plan	7.9	761,007	-0-

[1]	The amounts shown in this column represent the actuarial present value of each named executive’s accumulated benefit under the Company’s pension plan as of December 31, 2006. The assumptions used to calculate the present values include a discount rate of 5.76%; future interest crediting rate of 4.75%; lump sum form of payment; and a normal retirement age of 65. Turnover, disability, future salary increases, pre-retirement mortality and increases in IRC 401(a)(17) compensation limits were ignored for calculation purposes.

Nonqualified Deferred Compensation in 2006

The Company maintains two defined contribution plans, the SERP and DCAP, that provide for the deferral of compensation on a basis that is not tax-qualified.

SERP.  The SERP is designed to supplement the pension plan by providing designated executives, including the named executives, with benefits which have been lost due to IRS restrictions on annual compensation ($220,000 for 2006), which can be taken into account under a qualified pension plan. Each month the Company credits a percentage of each participant’s compensation to the SERP. The percentage of compensation credited is the same as the pension plan, except that a higher percentage (14%-18.25%) is paid to the chief executive officer and a designated group of persons directly reporting to the chief executive officer (generally, Tier 1 participants) over age 45 (which included all named executives other than Mr. Corr and Mr. Corriggio in 2006). SERP accounts earn the same interest as pension accounts, which rate is determined annually by the Compensation Committee (4.65% for 2006). The SERP is accounted for in the Company’s financial statements as a defined contribution plan.

A participant vests in his or her SERP account at the rate of 10% per year of service, with full vesting upon death, disability, or attainment of age 62 while still employed by the Company. Tier 1 participants are entitled to full vesting at age 55 if they were participants in the SERP prior to 2000. For all other participants joining the SERP prior to 2000, their SERP account fully vests upon attainment of age 55 and completion of 5 years of service. At December 31, 2006, the named executives were vested in their SERP accounts according to the following percentages: Mr. Rummell, 100%; Mr. Greene, 86%; Mr. Corr, 83%, Mr. Regan, 100%; Mr. Drew, 55%; Mr. Corriggio, 10% and Mr. Twomey, 100%. Vested SERP benefits are payable in a lump sum six months after an executive’s separation from employment.

DCAP.  The DCAP is designed to supplement the Company’s 401(k) plan by allowing designated executives the ability to defer eligible compensation that they could not defer to the 401(k) plan because of IRS restrictions on the amount of compensation which can be taken into account under a qualified 401(k) plan. The DCAP limits employee deferrals to up to 75% of bonuses and up to 50% of eligible compensation other than bonuses. We then match 25% of the first 6% of each participant’s deferrals which were made from eligible compensation in excess of the IRS annual compensation limit ($220,000 for 2006). Participants’ accounts are credited with interest at the rate approved each year by the Compensation Committee (7% for 2006). DCAP benefits may be paid in a lump sum in connection with termination of employment, death, a change in control of the Company, or while still employed if the participant pays an 8.6% penalty.

						Aggregate
	Type of	Executive	Registrant	Aggregate		Balance
	Deferred	Contributions	Contributions	Earnings	Aggregate	at Last
	Compensation	in Last	in Last	in Last	Withdrawals/	Fiscal
Name	Plan	Fiscal Year[1]	Fiscal Year[2]	Fiscal Year[3]	Distributions	Year End[4]
Mr. Rummell	SERP	$-0-	$303,777	$79,786	-0-	$2,168,491
	DCAP	83,319	20,830	17,292	-0-	316,949
	Total	83,319	324,607	97,078	-0-	2,485,440
Mr. Greene	SERP	-0-	78,030	5,898	-0-	215,882
	DCAP	-0-	-0-	-0-	-0-	-0-
	Total	-0-	78,030	5,898	-0-	215,882
Mr. Corr	SERP	-0-	24,454	2,654	-0-	86,471
	DCAP	120,000	3,668	31,158	-0-	498,936
	Total	120,000	28,122	33,812	-0-	585,407
Mr. Regan	SERP	-0-	56,030	2,467	-0-	113,689
	DCAP	71,667	3,475	24,235	-0-	408,947
	Total	71,667	59,505	26,702	-0-	522,636
Mr. Drew	SERP	-0-	46,225	5,773	-0-	181,153
	DCAP	30,182	4,246	6,378	-0-	111,518
	Total	30,182	50,471	12,151	-0-	292,671
Mr. Corriggio	SERP	-0-	30,508	103	-0-	30,611
	DCAP	101,450	4,230	7,139	-0-	136,833
	Total	101,450	34,738	7,242	-0-	167,444
Mr. Twomey	SERP	-0-	318,771	59,414	-0-	1,707,350
	DCAP	185,625	24,637	20,265	-0-	423,429
	Total	185,625	343,408	79,679	-0-	2,130,779

[1]	The amounts in this column are also included in the Summary Compensation Table on page 28, in the Salary column for each named executive.

[2]	The amounts in this column are included in the Summary Compensation Table on page 28, in the All Other Compensation Column.

[3]	The amounts in this column represent interest credits to each named executive’s account in the SERP and the DCAP. No portion of the SERP amounts are included in the Summary Compensation Table because the interest rate applicable to the SERP accounts for 2006 (4.65%) was not above-market (i.e., was not in excess of 120% of the applicable federal long-term rate (4.57%)).

The DCAP interest rate for 2006 was 7%. Consequently, a portion of the DCAP interest credits for each named executive is considered to be above-market. Only the above-market portions of the DCAP amounts are included in the Summary Compensation Table under the heading Change in Pension Value and Nonqualified Deferred Compensation Earnings. The DCAP above-market interest amounts for each named executive are: Rummell, $3,730; Greene, $-0-; Corr, $6,721; Regan, $5,228; Drew, $1,376; Corriggio, $1,540; and Twomey, $4,371.

[4]	Of the totals in this column, the following totals have been reported in the Summary Compensation Table for 2006 and for previous years:

Name	2006	Previous Years	Total

Mr. Rummell	$328,337	$164,443	$492,780
Mr. Greene	78,030	-0-	78,030
Mr. Corr	34,843	N/A	34,843
Mr. Regan	64,733	24,339	89,072
Mr. Drew	51,847	N/A	51,847
Mr. Corriggio	36,278	397	36,675
Mr. Twomey	347,779	138,594	486,373

Potential Payments Upon Termination or Change in Control

As discussed in the CD&A above on page 26, we have entered into employment agreements with each of our named executives. These agreements provide for certain payments and other benefits if a named executive’s employment with the company is terminated under circumstances specified in his respective agreement, including a “change in control” of the Company (as defined in the agreements). A named executive’s rights upon the termination of his employment will depend upon the circumstances of the termination. The key terms of the named executives’ employment agreements are described below.

Employment Agreement of Mr. Rummell

For purposes of Mr. Rummell’s employment agreement:

•	The Company has “cause” for termination if he:

—	is convicted of a felony crime, following final disposition of any available appeal;

—	pleads guilty or no contest to a felony crime; or

—	commits gross negligence or willfully breaches any material term of his employment agreement, in each case as determined by a court of competent jurisdiction in the State of Florida.

•	Mr. Rummell will have “good reason” for termination:

—	if he experiences a demotion in title or a substantial and material reduction in duties or responsibilities that is not in connection with a succession plan approved by the Company’s Board of Directors;

—	if he incurs a reduction in his annual base salary and target bonus;

—	if he is notified that his principal place of work will be moved to a location that is more than 30 miles from its current location; or

—	if the Company materially breaches any of the provisions of his employment agreement.

•	A “change in control” is defined as the occurrence of any of the following events:

—	consummation of a merger, share exchange, consolidation or corporate reorganization unless all or substantially all of the owners of the Company’s outstanding voting stock immediately prior to the transaction own 50% or more of the surviving entity’s voting stock outstanding immediately after the transaction;

—	the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets;

—	certain changes in the composition of the Board of Directors;

—	the liquidation or dissolution of the Company; or

—	any transaction resulting in any person or group acquiring beneficial ownership of 25% or more of the total voting power of the Company’s then outstanding voting securities.

Under the terms of Mr. Rummell’s employment agreement, the following events will trigger termination payments:

•	Mr. Rummell terminates his employment for good reason;

•	The Company terminates his employment for any reason other than cause, death, disability or in connection with a succession plan approved by the Board of Directors; or

•	Mr. Rummell terminates his employment for any reason during the sixth month period immediately following the first anniversary of a change in control.

If any of these termination events were to occur, Mr. Rummell would be entitled to receive the following payments (which have been quantified as if such termination event occurred on December 31, 2006):

Amount of
Termination
Payments/Benefits
Description of Payment	as of 12/31/2006

3 x (annual base salary + annual bonus for prior year)[1]	$5,441,652
Pro-rated target bonus for year of termination[2]	976,000
Supplemental pension benefit[3]	1,164,315
Accelerated vesting of restricted stock[4]	10,855,103
36 months of medical and dental insurance benefits	31,824
36 months of financial planning expenses	30,000
Excise tax gross-up payment[5]	-0-

Total Termination Payments/Benefits	$18,498,894

[1]	This amount is calculated using Mr. Rummell’s 2006 base salary of $837,884 and his 2005 bonus of $976,000. The bonus amount used in this calculation cannot be less than 100% of his base salary.

[2]	The target bonus will be the greater of the annual bonus for the prior year or the target bonus for the current year. Mr. Rummell’s actual 2005 bonus of $976,000 exceeds his 2006 target bonus of $837,884. The target bonus will be pro-rated for the actual number of days Mr. Rummell is employed by the Company during the year in which the termination event occurs.

[3]	The supplemental pension benefit consists of a lump sum payment calculated with respect to the Company’s pension plan, 401(k) plan, DCAP and SERP as if Mr. Rummell had continued to participate in such plans for 36 months after the termination event.

[4]	The value of the restricted stock is calculated based on $53.57 per share, the closing price of the Company’s common stock on December 29, 2006.

[5]	Calculated as the amount necessary to satisfy any excise tax incurred under Section 4999 of the IRC, subject to specified limitations and associated income tax liability.

Mr. Rummell will also be entitled to termination payments if his employment is terminated in connection with a management succession plan approved by the Board of Directors. In such event, Mr. Rummell would be entitled to receive termination payments consisting of his base salary and an annual bonus equal to 100% of base salary through August 18, 2008 (which amounts would be pro-rated for partial years). If this termination event had occurred on December 31, 2006, Mr. Rummell would have been entitled to receive cash payments equal to $2,731,732. In the event of termination of employment in connection with a management succession plan, all restrictions on Mr. Rummell’s shares of restricted stock will immediately lapse. The value of this benefit as of December 31, 2006 was $10,855,103.

In the event of Mr. Rummell’s death or disability, his employment agreement provides that all restrictions on shares of restricted stock will immediately lapse. The value of this benefit as of December 31, 2006 was $10,855,103. Further, in the event of death, the Company may pay Mr. Rummell’s estate any bonus that Mr. Rummell may have earned prior to his death.

If there is an “unfriendly” change in control involving the Company, all restrictions on Mr. Rummell’s shares of restricted stock will immediately lapse. The value of this accelerated vesting as of December 31, 2006 was $10,855,103. An unfriendly change in control is a change in control that has not been approved by a majority of the Board of Directors who were in office 24 months prior to the date of the change in control (“original directors”) or were elected or nominated to the Board by a majority of the original directors in office at the time of such election or nomination and directors whose election or nomination was previously so approved.

Mr. Rummell’s employment agreement requires, as a condition to the receipt of any of the payments described above, that he sign a release in which he waives all claims that he might have against the Company and its affiliates. The agreement also includes provisions that prohibit Mr. Rummell, during the term of his employment and for a period of two years after termination of his employment, from (a) engaging in certain activities that are competitive with our business, (b) soliciting any of our employees to leave employment with the Company, or (c) soliciting any customer.

Employment Agreements of Messrs. Greene, Corr and Regan

For purposes of the employment agreements of Messrs. Greene, Corr and Regan:

•	The Company has “cause” for termination if the executive:

—	fails to substantially perform his employment duties which are demonstrably willful and deliberate actions on his part and which are not remedied in a reasonable period of time after receipt of written notice from the Company (no act, or failure to act, will be considered “willful” if done, or omitted to be done, by the executive in good faith or with reasonable belief that his action or omission was in the best interests of the Company); or

—	engages in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

•	The executive will have “good reason” for termination if

—	he experiences a significant diminution in his position, authority, comparable duties or responsibilities;

—	the Company fails to comply with compensation provisions of the agreement;

—	the Company requires the executive to be based at any office or location more than 50 miles from the executive’s current location;

—	the Company attempts to terminate the executive otherwise than as expressly permitted by the agreement; or

—	the Company does not require any successor company to comply with the terms of the agreement.

•	A “change in control” is defined as the occurrence of any of the following events:

—	the acquisition of 50% or more of the Company’s outstanding common stock;

—	certain changes in the composition of the Board of Directors;

—	a Company reorganization, merger, consolidation or other business combination in which the owners of the common stock of the Company before the transaction do not own more than 50% of the common stock of the surviving company;

—	a complete liquidation or dissolution of the Company; or

—	the sale or other disposition of all or substantially all of the assets of the Company.

The following events will trigger termination payments to the affected executive:

•	the executive terminates his employment for good reason; or

•	the Company terminates his employment for any reason other than cause, death or disability.

If the executive’s employment is terminated by the Company other than for cause or due to death or disability, or by the executive for good reason, the executive will be entitled to receive the following benefits:

•	a lump sum payment equal to 1.5 times the sum of the executive’s base salary plus the executive’s targeted annual bonus;

•	a pro rata portion of the annual bonus the executive would have earned in that year;

•	18 months of health and welfare benefits; and

•	reimbursement of up to $20,000 for outplacement services.

If the executive’s employment is terminated during the two year period following a change of control by the Company other than for cause or by the executive for good reason, the executive’s termination payments would be increased. Generally, each executive would receive the following benefits:

•	a lump sum payment equal to two times the sum of the executive’s base salary plus the executive’s targeted annual bonus;

•	a pro rata portion of the annual bonus the executive would have earned in that year;

•	an amount calculated based on hypothetical continued service by the executive for a period of three years (for Messrs. Greene and Corr) or two years (for Mr. Regan) for purposes of determining benefits payable under the Company’s retirement plan and supplemental retirement plan, but only to the extent such amount would exceed the executive’s actual benefit under the plans;

•	continued health and welfare benefits through the conclusion of the two year period after the change of control;

•	reimbursement of up to $20,000 for outplacement services; and

•	a gross-up amount for any required excise tax payments.

These benefits would also be payable to the executive in the event that the executive is terminated in anticipation of a change of control event.

The following table shows the termination payments that Messrs. Greene, Corr and Regan would receive in connection with the termination events described above, both before and after a change in control. These amounts have been quantified as if such termination event occurred on December 31, 2006.

	Payment of	Pro Rata	Incremental				Total
	Multiple of	Portion of	Pension	Continuation of		Excise	Termination
	Salary and	Annual	/ SERP	Miscellaneous	Outplacement	Tax	Payments/
Name	Target Bonus[1]	Bonus[2]	Benefit	Benefits[3]	Services[4]	Gross-up5	Benefits
Wm. Britton Greene By Co. without cause or by Exec. for good reason	$1,312,500	$375,000	-0-	$15,912	$20,000	-0-	$1,723,412
By Co. without cause or by Exec. for good reason after change in control	$1,750,000	$375,000	$542,361	$54,752	$20,000	$1,451,284	$4,193,397
Christopher T. Corr By Co. without cause or by Exec. for good reason	$804,000	$201,000	-0-	$15,912	$20,000	-0-	$1,040,912
By Co. without cause or by Exec. for good reason after change in control	$1,072,000	$201,000	$303,951	$54,181	$20,000	$788,380	$2,439,512
Michael N. Regan By Co. without cause or by Exec. for good reason	$670,950	$149,100	-0-	$9,108	$20,000	-0-	$849,158
By Co. without cause or by Exec. for good reason after change in control	$894,600	$149,100	$269,493	$44,949	$20,000	-0-	$1,378,142

[1]	The 1.5 multiple (by the Company without cause or by the executive for good reason) and the 2.0 multiple (termination after a change in control) have been applied to the sum of each executive’s base salary and target bonus as of December 31, 2006, calculated as follows:

Name	Base Salary	2006 Target Bonus	Total
Mr. Greene	$500,000	$375,000	$875,000
Mr. Corr	$335,000	$201,000	$536,000
Mr. Regan	$298,200	$149,100	$447,300

[2]	The employment agreements permit discretion by the Committee in the calculation of the annual bonus in connection with a termination event. For illustration purposes, however, the 2006 target bonus for each executive is shown.

[3]	The amounts shown for each executive for termination by the Company without cause or by the executive for good reason include the cost of 18 months of medical and dental insurance benefits calculated based on the Company’s 2006 expenses for these benefits. The amounts shown for each executive for termination after a change in control include the cost of 24 months of medical and dental insurance, disability insurance, life insurance, financial planning and executive physical reimbursement based on the Company’s 2006 expenses for these benefits.

[4]	Each executive would be eligible for reimbursement for up to $20,000 in outplacement services.

[5]	Calculated as the amount necessary to satisfy any excise tax incurred under Section 4999 of the IRC, subject to specified limitations and any associated income tax obligations. This excise tax calculation includes the effect of the accelerated vesting of unvested shares of restricted stock that would have occurred in connection with a hypothetical change in control on December 31, 2006. Such acceleration occurs upon the occurrence of a change in control regardless of whether or not the executive’s employment terminates in connection with the change in control. See the discussion of accelerated vesting below.

Each of the employment agreements of Messrs. Greene, Corr and Regan require, as a condition to the receipt of any of the payments described above, that he sign a release in which he waives all claims that he might have against the Company and its affiliates. The agreement also includes provisions that prohibit him, for a period of one year after termination of his employment, from (a) engaging in certain activities that are competitive with our business, (b) soliciting any of our employees to leave employment with the Company, and (c) making disparaging comments about the Company. An executive that violates these restrictive covenants would be required to return any payments made in connection with a termination event under his employment agreement.

Restricted Stock and Stock Option Agreements of Messrs. Greene, Corr and Regan

Messrs. Greene, Corr and Regan each have separate stock option agreements and restricted stock agreements applicable to each grant of restricted stock or stock options that govern the acceleration of vesting in connection with certain events. Those agreements provide for accelerated vesting in the event of the executive’s death or disability. The equity agreements do not provide for accelerated vesting in the event the executive terminates his employment for good reason or if the Company terminates his employment without cause. Equity agreements for grants made since July 2006 provide for the continued vesting of restricted stock and stock options after an executive’s retirement in accordance with the original vesting schedule. Equity agreements for grants made prior to July 2006 provide that only awards of restricted stock made in connection with an executive’s annual bonus continue to vest after retirement (all other equity awards lapse).

The equity agreements also provide for the accelerated vesting of all unvested shares of restricted stock and stock options upon a change in control of the Company. A change in control for purposes of the equity agreements includes the following events: (1) a merger transaction in which the owners of the common stock of the Company before the transaction own 50% or less of the common stock of the surviving company; (2) the sale, transfer, exchange or other disposition of all or substantially all of the Company’s assets; and (3) the liquidation or dissolution of the Company. Prior to July 2006, the equity agreements provided that unvested shares of restricted stock and stock options did not vest until the earlier of 360 days following a change in control or the employee’s termination following such change in control. All outstanding equity agreements were amended in July 2006 to provide for immediate acceleration of vesting upon a change in control.

The following table shows the value of the accelerated vesting of each executive’s unvested shares of restricted stock and stock options upon the executive’s death or disability, or upon a change in control involving the Company, as of December 31, 2006. The value of the restricted stock is calculated based on the closing price of the Company’s common stock on December 29, 2006, and the value of the stock options is calculated based on the excess of the closing price of the Company’s common stock on December 29, 2006, over the exercise prices of such options.

		Stock Options		Aggregate Value of
				Accelerated Vesting
	Unvested Shares of	Unvested Stock		Upon Death, Disability
Name	Restricted Stock	Options	Exercise Price	or Change in Control[1]
Mr. Greene	57,951	5,000	$32.65	$3,368,660
		12,500	40.80
		35,471	54.24
Mr. Corr	36,188	3,000	$32.65	$2,001,351
		19,012	54.24
Mr. Regan	13,605	5,000	$32.65	$833,420

[1]	Calculated based upon a price per share equal to $53.57, the closing price of the Company’s common stock on December 29, 2006.

     Payments to Messrs. Drew, Corriggio and Twomey

Drew and Corriggio.  Mr. Corriggio’s employment terminated on November 6, 2006, and Mr. Drew’s employment terminated on January 12, 2007. Both executives had employment agreements containing substantially the same terms as Messrs. Greene, Corr and Regan, which agreements require payments to the executive for a termination by the Company other than for cause. All unvested shares of restricted stock and stock options were forfeited by each executive upon termination. The payments to Messrs. Drew and Corriggio pursuant to their employment agreements are summarized as follows:

			Continuation		Total
	Payment of Multiple	Pro Rata	of Certain		Termination
	of Salary and	Portion of	Insurance	Outplacement	Payments/
Name	Target Bonus[1]	Target Bonus[2]	Benefits[3]	Services[4]	Benefits
Mr. Drew	$796,800	$6,549	$20,947	$20,000	$844,296
Mr. Corriggio	$841,500	$112,278	$12,503	$20,000	$986,281

[1]	Mr. Drew received 1.5 times the sum of his base salary ($332,000) plus the amount of his target bonus for 2007 ($199,200). Mr. Corriggio received 1.5 times the sum of his base salary ($340,000) plus the amount of his target bonus for 2006 ($221,000).

[2]	Mr. Drew received a portion of his target bonus for 2007 prorated through January 12, 2007. Mr. Corriggio received a portion of his target bonus for 2006 prorated through November 6, 2006, which target bonus was discounted by 40% to reflect Company performance for 2006.

[3]	The amounts shown include the cost of 18 months of medical and dental insurance benefits calculated based on the Company’s 2006 expenses for these benefits.

[4]	Messrs. Drew and Corriggio are each eligible for reimbursement for up to $20,000 in outplacement services.

Twomey.  In February 2006, the Board of Directors approved a management succession plan for the Company pursuant to which Mr. Twomey ceased to serve as an executive officer in May 2006 and retired from the Company on December 28, 2006. Pursuant to the terms of his employment agreement, Mr. Twomey will continue to receive the following benefits through August 18, 2008: (1) base salary of $625,000; (2) annual bonus payments of $562,500 (which bonus payment would be pro-rated for 2008); and (3) a car allowance of $1,200 per month. For 2006, Mr. Twomey received the compensation and benefits described in the Summary Compensation Table on page 28. The total cash compensation and benefits payable to Mr. Twomey pursuant to his Employment Agreement for the period after his retirement date is summarized as follows:

Cash Benefits[1]	2007	2008[2]	Total
Salary	$625,000	$400,000	$1,025,000
Bonus	562,500	356,250	918,750
Car Allowance	14,400	9,600	24,000
Total			$1,967,750

[1]	Cash benefits will be payable in accordance with the Company’s normal payroll practices.

[2]	Amounts shown have been pro-rated through August 18, 2008.

Mr. Twomey had 162,106 unvested shares of restricted stock vest on his retirement date. The value of such accelerated vesting was $8,607,829, based on a per-share price of $53.10 on December 28, 2006.

Director Compensation in 2006

Cash Compensation.  The Company provides non-employee directors the following fees:

•	$50,000 annual retainer for each non-employee director;

•	$5,000 to the Chairs of the Finance, Compensation and Governance and Nominating Committees;

•	$10,000 to the Chair of the Audit Committee; and

•	$15,000 to the lead director.

All fees are paid quarterly in advance. We do not pay meeting fees. Mr. Rummell is the only director who is also an employee of the Company, and he receives no additional compensation for his service as a director. The Compensation Committee reviews and approves director compensation annually.

Directors may elect to receive their annual fees in common stock in lieu of cash having an aggregate value equal to $62,500, or 1.25 times the cash-only retainer of $50,000. Directors may also elect to receive a combination of common stock in the amount of $42,500 and cash in the amount of $20,000. Committee chairs and the lead director may also elect to receive their additional retainers in the form of common stock at a value equal to 1.25 times the additional cash retainer. Shares of common stock issued in lieu of cash fees are granted on the first business day of each quarter.

Stock Compensation.  Each director is granted 1,500 shares of Company common stock annually in May upon re-election to the Board. We have no minimum stock ownership requirements for directors. Each director does agree, however, to retain ownership of any shares of common stock received until the earlier of five years from the date of grant or the director’s retirement from the board.

Expense Reimbursement.  We reimburse directors for travel expenses related to attending Board and committee meetings. In certain circumstances, we will pay the costs for directors to fly on our corporate airplane to attend Board and committee meetings. We also invite director spouses to accompany directors to our May board meeting, for which we pay or reimburse travel expenses.

We also reimburse directors for seminar fees and travel expenses associated with attending one approved educational seminar each year. Participation in the Company’s health insurance program is available for directors at their expense.

Charitable Matching Program.  We have chosen to support the charitable and civic activities of our directors. We will match each director’s cash contributions to charities in which he or she serves as an officer or trustee up to an aggregate annual amount of $5,000 per director. We will also contribute to events at which directors are recognized for their services to charitable or civic causes.

The following table sets forth the compensation of our directors for 2006:

				Change in Pension
				Value and
				Nonqualified
	Fees Earned	Stock		Deferred
	or Paid	Awards[2,3]	Stock Option	Compensation	All Other
Name	in Cash[1]	($)	Awards ($)[3]	Earnings[4]	Compensation[5]	Total
Michael L. Ainslie	$68,750	$89,205	-0-	-0-	$960	$158,915
Hugh M. Durden	$78,125	$89,205	-0-	$1,019	$6,974	$175,323
Thomas A. Fanning	$62,500	$78,240	-0-	-0-	$5,000	$145,740
Harry H. Frampton, III	$62,500	$78,240	-0-	-0-	-0-	$140,740
Dr. Adam W. Herbert, Jr.	$62,500	$89,205	-0-	-0-	$960	$152,665
Delores Kesler	$62,500	$89,205	-0-	-0-	$960	$152,665
John S. Lord	$68,750	$89,205	-0-	-0-	$960	$158,915
Walter L. Revell	$75,000	$89,205	-0-	-0-	$5,960	$170,165
William H. Walton, III	$62,500	$89,205	-0-	-0-	$960	$152,665

[1]	The amounts shown are fees elected to be received in Company common stock in lieu of cash, except as otherwise noted. Each director received the following shares of common stock in lieu of 2006 cash fees: Mr. Ainslie, 984; Mr. Durden, 1,392; Mr. Fanning, 746; Mr. Frampton, 1,098; Dr. Herbert, 746; Ms. Kesler, 901; Mr. Lord, 1,207; Mr. Revell, 1,318; Mr. Walton, 1,098. The amounts attributable to common stock received in lieu of cash reflect the full grant date fair values of the stock under SFAS 123R. The Company recognized as expenses for financial statement reporting purposes these grant date fair values. These shares of common stock were fully vested as of the applicable grant date.

Amounts paid in cash are listed as follows: Mr. Fanning, $20,000; Dr. Herbert, $20,000; and Ms. Kesler, $10,000. The amount for each director also includes de minimis cash payments in lieu of fractional shares.

The amount for Mr. Ainslie includes $12,751 that the Company paid for medical insurance premiums for Mr. Ainslie. These medical insurance premiums are deducted from Mr. Ainslie’s annual retainer.

[2]	The amounts shown reflect the dollar amounts recognized as expenses for financial statement reporting purposes for 2006 for restricted stock granted in 2006 and prior years, in accordance with SFAS 123R. For restricted stock, the expense is calculated using the closing price of Company common stock on the grant date. The amounts include expense of $78,240 attributable to the grant of 1,500 shares of common stock to each director on May 16, 2006 (which expense amount equals the full grant date fair value of the stock under SFAS 123R). These shares of common stock were fully vested as of the grant date. The amounts for Messrs. Ainslie, Durden, Lord, Revell and Walton and Ms. Kesler also include $10,965 of expense attributable to the restricted shares granted in 2004.

[3]	All shares of common stock previously granted to directors were fully vested on the grant date, except for the grant of 1,500 restricted shares to directors in May 2004, which shares vest on May 18, 2009.

No stock options were granted to directors in 2006. Outstanding stock option awards are shown below. These options were granted in prior years in connection with the election or re-election of directors in May of each year. All outstanding stock options were vested as of December 31, 2006.

		Option Awards			Stock Awards
		Number			Number of	Market Value of
		of Securities			Shares or Units	Shares or Units
		Underlying	Option		of Stock That	of Stock That
		Unexercised	Exercise		Have Not	Have Not
		Options	Price	Option Expiration	Vested	Vested
Name	Grant Date	(#) Exercisable	($)	Date	(#)	($)
Mr. Ainslie	5/12/1998	2,916	$22.82	5/12/2008
	5/11/1999	2,903	18.53	5/11/2009
	5/8/2000	5,849	20.03	5/8/2010
	5/14/2001	4,000	25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013
	5/18/2004				1,500	$80,355
Mr. Durden	5/14/2001	4,000	$25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013
	5/18/2004				1,500	$80,355
Mr. Fanning	5/18/2004	-0-	-0-	-0-	1,500	$80,355
Mr. Frampton	5/18/2004	-0-	-0-	-0-	1,500	$80,355
Dr. Herbert	5/18/2004	-0-	-0-	-0-	1,500	$80,355
Ms. Kesler	5/18/2004	-0-	-0-	-0-	1,500	$80,355
Mr. Lord	5/8/2000	5,849	$20.03	5/8/2010
	5/14/2001	4,000	25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013
	5/18/2004				1,500	$80,355
Mr. Revell	5/12/1998	2,916	$22.82	5/12/2008
	5/11/1999	2,903	18.53	5/11/2009
	5/8/2000	5,849	20.03	5/8/2010
	5/14/2001	4,000	25.00	5/14/2011
	5/20/2002	4,000	33.26	5/20/2012
	5/19/2003	4,000	30.00	5/19/2013
	5/18/2004				1,500	$80,355
Mr. Walton	5/18/2004	-0-	-0-	-0-	1,500	$80,355

[4]	The Company instituted a Directors’ Deferred Compensation Plan in 2001. In 2004, the Company froze participation in the Plan. Mr. Durden is the only director with a cash balance in the Plan. Although the Company and Mr. Durden no longer make contributions to the Plan, the Company does continue to pay interest on Mr. Durden’s account balance at the same rate as the Company’s SERP (7% in 2006). Mr. Durden earned a total of $4,726 of interest with respect to his account in 2006. The amount shown for Mr. Durden represents only the above-market interest earned on his account. Mr. Durden’s cash balance in the Plan at December 31, 2006, including the interest earned in 2006, was $72,240.

The Plan also includes a stock credit feature. At December 31, 2006, Mr. Durden had a stock credit balance in the Plan of 1,596.13 credits, valued at $85,505 based on a per share price of $53.57, the closing price of Company common stock on December 29, 2006. No stock credits, other than credits attributable to dividend payments, are accruing under the Plan. Mr. Durden’s stock credit balance is payable in cash or Company common stock, at Mr. Durden’s election, upon his retirement.

[5]	Dividends are paid with respect to each share of restricted stock held by the directors in the same amounts as paid with respect to each share of the Company’s common stock. Amounts include annual dividends on 1,500 restricted shares granted to the directors in 2004.

The amount for Mr. Durden also includes $1,014, representing the value of 18.84 stock credits accrued as dividends in Mr. Durden’s stock credit account in the Directors’ Deferred Compensation Plan described in Note 4 above.

Amounts for Messrs. Durden, Fanning and Revell each include $5,000 contributed by the Company to various nonprofit organizations in connection with the Company’s Charitable Matching Program described above.

V.  Security Ownership of Certain Beneficial Owners,
Directors and Executive Officers

Principal Holders of Stock

To our knowledge, the only beneficial owners of more than five percent of the outstanding shares of the Company’s common stock are the shareholders listed below:

	Number of Shares
Name and Address	Beneficially Owned[1]		Percent of Class[2]

Third Avenue Management LLC	14,510,926	[3]	19.5%
622 Third Avenue, 32nd Floor New York, NY 10017
Hotchkis and Wiley Capital Management, LLC	7,817,200	[4]	10.5%
725 S. Figueroa Street, 39th Floor Los Angeles, CA 90017
Marsico Capital Management, LLC	7,688,047	[5]	10.3%
1200 17th Street, Suite 1600 Denver, CO 80202
Janus Capital Management, LLC	5,196,583[6]		7.0%
151 Detroit Street Denver, CO 80206

[1]	Amounts shown are as of December 31, 2006.

[2]	The percentages are based on the number of shares outstanding on March 30, 2007. All percentages are rounded to the nearest tenth of one percent.

[3]	According to the Schedule 13G filed by Third Avenue Management LLC (“TAM”) with the SEC on February 14, 2007, TAM has the sole power to vote or direct the vote of 14,409,741 shares and the sole power to dispose or direct the disposition of 14,510,926 shares. The amount reported for TAM includes 6,072,168 shares held by Third Avenue Value Fund and 5,070,861 shares held by Third Avenue Real Estate Value Fund, as well as shares held by other investment funds.

[4]	According to the Schedule 13G filed by Hotchkis and Wiley Capital Management, LLC (“Hotchkis”) with the SEC on February 9, 2007, Hotchkis has the sole power to vote or direct the vote of 5,586,800 shares and the sole power to dispose or direct the disposition of 7,817,200 shares. Hotchkis disclaims beneficial ownership of these shares.

[5]	According to the Schedule 13G filed by Marsico Capital Management, LLC (“Marsico”) with the SEC on February 13, 2007, Marsico has the sole power to vote or direct the vote of 6,277,920 shares and the sole power to dispose or direct the disposition of 7,688,047 shares.

[6]	According to the Schedule 13G filed by Janus Capital Management, LLC (“Janus Capital”) and Janus Contrarian Fund (“Janus Fund”) with the SEC on February 14, 2007, Janus Capital has the sole power to vote or direct the vote of, and the sole power to dispose or direct the disposition of, 5,196,483 shares. Janus Capital and Enhanced Investment Technologies, LLC, a Janus Capital affiliate, share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, 100 shares. The amount reported for Janus Capital includes 4,665,580 shares held by Janus Fund, a managed portfolio to which Janus Capital provides investment advice.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth the number of shares of Company common stock beneficially owned by the directors, the named executives (excluding Mr. Drew, Mr. Corriggio and Mr. Twomey who are no longer employed by the Company), and the directors and all executive officers as a group, as of March 30, 2007.

	Amount and Nature of
Name	Beneficial Ownership[1]		Percent of Class[2]

Michael L. Ainslie	42,006	[3]	*
Christopher T. Corr	53,836	[4]	*
Hugh M. Durden	1,854,577	[5]	2.5%
Thomas A. Fanning	5,945	[6]	*
Harry H. Frampton, III	11,060	[7]	*
Wm. Britton Greene	76,380	[8]	*
Adam W. Herbert, Jr.	7,370	[9]	*
Delores M. Kesler	9,567	[10]	*
John S. Lord	1,859,934	[11]	2.5%
Michael N. Regan	22,672		*
Walter L. Revell	33,790	[12]	*
Peter S. Rummell	1,308,963	[13]	1.8%
William H. Walton, III	8,601	[14]	*
Directors and Executive Officers as a Group (14 persons)	3,482,386		4.7%

[1]	Each director and executive officer listed has sole voting and dispositive power over the shares listed, except as indicated below.

[2]	The percentages are based on the number of shares outstanding on March 30, 2007. All percentages are rounded to the nearest tenth of one percent. An “*” indicates less than 1% ownership.

[3]	Includes 23,668 shares which Mr. Ainslie has the right to purchase through the exercise of vested stock options, 265 shares of common stock issued to Mr. Ainslie in April 2007 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2007 as part of each outside director’s annual compensation.

[4]	Includes 9,000 shares which Mr. Corr has the right to purchase through the exercise of vested stock options.

[5]	Mr. Durden is Chairman of the Board of Trustees of The Alfred I. duPont Testamentary Trust (the “Trust”), which beneficially owned 1,833,355 shares of our common stock as of March 30, 2007. The trustees of the Trust have the power to vote or direct the vote and the power to dispose or direct the disposition of the shares owned by the Trust. As a result, the Trust’s shares are included in Mr. Durden’s reported ownership. The reported amount also includes 12,000 shares which Mr. Durden has the right to purchase through the exercise of vested stock options, 415 shares of common stock issued to Mr. Durden in April 2007 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2007 as part of each outside director’s annual compensation.

[6]	Includes 201 shares of common stock issued to Mr. Fanning in April 2007 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2007 as part of each outside director’s annual compensation.

[7]	Includes 5,000 shares held by Mr. Frampton’s wife, 296 shares of common stock issued to Mr. Frampton in April 2007 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2007 as part of each outside director’s annual compensation.

[8]	Includes 10,050 shares which Mr. Greene has the right to purchase through the exercise of vested stock options.

[9]	Includes 1,500 shares of common stock to be issued in May 2007 as part of each outside director’s annual compensation.

[10]	Includes 201 shares of common stock issued to Ms. Kesler in April 2007 as a portion of her annual retainer and 1,500 shares of common stock to be issued in May 2007 as part of each outside director’s annual compensation.

[11]	Mr. Lord is a trustee of the Trust, and as described in footnote 5 above for Mr. Durden, the Trust’s shares also are included in Mr. Lord’s reported ownership. The reported amount also includes 17,849 shares which Mr. Lord has the right to purchase through the exercise of vested stock options, 326 shares of common stock issued to Mr. Lord in April 2007 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2007 as part of each outside director’s annual compensation.

[12]	Includes 23,668 shares which Mr. Revell has the right to purchase through the exercise of vested stock options, 355 shares of common stock issued to Mr. Revell in April 2007 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2007 as part of each outside director’s annual compensation.

[13]	Includes 711,923 shares held in a family limited partnership, 100,000 shares held in a separate limited partnership and 80,000 shares held in a limited liability company. Mr. Rummell shares with his wife the power to vote and dispose of the shares held by these three entities. The amount shown also includes 20 shares Mr. Rummell holds as custodian for his minor son and 250,000 shares which Mr. Rummell has the right to purchase through the exercise of vested stock options.

[14]	Includes 296 shares of common stock issued to Mr. Walton in April 2007 as a portion of his annual retainer and 1,500 shares of common stock to be issued in May 2007 as part of each outside director’s annual compensation.

THE ST. JOE COMPANY 245 RIVERSIDE DRIVE - SUITE 500 ATTN: CORPORATE SECRETARY JACKSONVILLE, FL 32202
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by The St. Joe Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The St. Joe Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	STJOE1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ST. JOE COMPANY

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.

Vote On Directors			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	To elect as Directors of The St. Joe Company the nominees listed below.
	01) Michael L. Ainslie 02) Hugh M. Durden	06) Delores M. Kesler 07) John S. Lord	☐	☐	☐
	03) Thomas A. Fanning 04) Harry H. Frampton, III 05) Adam W. Herbert, Jr.	08) Walter L. Revell 09) Peter S. Rummell 10) William H. Walton, III

Vote On Auditors		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the independent auditors of The St. Joe Company for the 2007 fiscal year.	☐	☐	☐
The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting the persons named in this proxy will vote in their discretion.

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE ST. JOE COMPANY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
May 15, 2007
The shareholder(s) hereby appoint(s) Peter S. Rummell and Christine M. Marx, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of The St. Joe Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Eastern Time on May 15, 2007, in the Riverfront Conference Room at 245 Riverside Avenue, Jacksonville, Florida 32202, and any adjournment or postponement thereof.
     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE AUDITORS. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION.
     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE